Exhibit 2
Execution Version
Confidential – Subject to Contract

DATED         26 May        2021

TOWER BRIDGE (ONE) LIMITED as Seller ARDONAGH SPECIALTY HOLDINGS 2 LIMITED as Buyer THE ARDONAGH GROUP LIMITED as Buyer Guarantor BGC PARTNERS, INC. as Seller Guarantor
AGREEMENT for the sale and purchase of the share capital of Ed Broking Group Limited and Besso Insurance Group Limited

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Contents
Clause    Name    Page
Schedule    Name
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Details of the Group Companies
Reserved Matters
Completion Accounts
Completion formalities
Seller Warranties
Seller protection provisions
Buyer and Buyer Guarantor warranties
Execution Page
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Documents in the agreed form
Buyer Announcement
Seller Announcement
Power of attorney and proxy
Resignations of directors and secretaries
Regulatory Information Summary
Cash Awards Script
Draft Cash Awards Schedule
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DATED        26 May        2021
PARTIES
(1)Tower Bridge (One) Limited, a company incorporated in England and Wales with registered number 09648879 whose registered office is at 5 Churchill Place, Canary Wharf, London, United Kingdom, E14 5RD (the "Seller")
(2)BGC Partners, Inc., of 499 Park Avenue, New York, NY 10022 ("BGC Partners" or the "Seller Guarantor")
(3)Ardonagh Specialty Holdings 2 Limited, a company incorporated in England and Wales with registered number 13386212 whose registered office is at 2 Minster Court, Mincing Lane, London, England, EC3R 7PD (the "Buyer")
(4)The Ardonagh Group Limited, a private limited company, organised under the laws of the Bailiwick of Jersey under the number 117710 whose registered office is at 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG (the "Buyer Guarantor")
BACKGROUND
(A)The Seller has agreed to sell (and procure that the BIGL Seller sells) and the Buyer has agreed to buy the Shares on the terms and subject to the conditions of this Agreement and the other Transaction Documents (as defined below).
(B)The Buyer Guarantor has agreed to guarantee the performance of the obligations of the Buyer under this Agreement and the other Transaction Documents.
(C)The Seller Guarantor has agreed to guarantee the performance of the obligations of the Seller under this Agreement.
OPERATIVE PROVISIONS
1DEFINITIONS AND INTERPRETATION
1.1In this Agreement:
1"Affiliate" means, in relation to the Seller and the BIGL Seller, BGC Partners (or any successor to BGC Partners from time to time) and Subsidiaries of BGC Partners and in respect of any other party to this Agreement, any company, person, partnership or entity controlled by or controlling or in common control with that party. A person, company, partnership or entity shall be deemed to control another person, company, partnership or entity if the former person, company, partnership or entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or entity whether through ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.
"Authority" means a supra-national, national, state, municipal or local authority (including any court, Tax Authority, subdivision, administrative agency or commission), or any arbitral tribunal or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority in any jurisdiction, including the European Union.
"Banking Condition" means the condition referred to at Clause 4.1(a).
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"Besso Insurance" means Besso Insurance Group Limited, a company incorporated in England and Wales, further details of which are set out in Schedule 1 (Details of the Group Companies ).
"Besso Insurance Majority Interest Shares" means (i) 4,823,268 ordinary shares (fully paid) of £0.02 each, 452,789 preferred ordinary shares of £0.02 each and 868,686 voting shares of £0.02 each in the capital of Besso Insurance; and (ii) any shares in the capital of Besso Insurance issued in connection with the Seller Restructuring.
"Besso Insurance Minority Interest Shares" means 953,473 partly paid ordinary shares of £0.02 in the capital of Besso Insurance.
"Besso Insurance Shares" means the Besso Insurance Majority Interest Shares and the Besso Insurance Minority Interest Shares, together making up the entire issued share capital of Besso Insurance.
"Besso Warranty Deed" means the amended and restated Warranty Deed in relation to Besso Partners Limited between the Seller (as purchaser) and various sellers dated 28 February 2018 as previously assigned to the Seller by way of a deed of assignment between BGC Partners, the Seller and various sellers dated 3 January 2017.
2"BGC Facility Agreement" means the credit agreement entered into by BGC Partners, the BGC Lenders and Bank of America, N.A. (as Administrative Agent) (amongst others) dated 28 November 2018, as amended and restated by an amendment and restatement agreement dated 26 February 2020 between BGC Partners, the BGC Lenders and Bank of America, N.A. (as Administrative Agent) (amongst others).
3"BGC Lenders" means the lenders as defined in the BGC Facility Agreement.
"BIGL Seller" means Besso Partners Limited, a company incorporated in England and Wales with registered number 07735300 whose registered office is at 5 Churchill Place, Canary Wharf, London, United Kingdom, E14 5RD.
4"BMA" means the Bermuda Monetary Authority.
5"Brazilian Loan Agreement" means the loan agreements between Ed Broking Holdings (London) Limited (as lender) and Som.US do Brasil Corretora de Resseguros Ltda (as borrower) (amongst others) in respect of a $1,330,000 facility dated 5 April 2017 (as amended and restated by an acknowledgement of debt between the aforementioned parties dated 25 September 2019) and the provision of security by the borrower to the lender in respect of such financing.
6"Business Day" means:
(a)for receiving a notice under Clause 29 (Communications), a day (other than a Saturday or Sunday) on which the clearing banks are open for business in the place where the notice is received; and
(b)for all other purposes, a day (other than a Saturday or Sunday) on which the clearing banks in the City of London and New York are open for business.
7"Buyer Announcement" means the announcement to be issued by the Buyer on the date of this Agreement in the agreed form.
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8"Buyer's Group" means the Buyer and any Affiliate of it from time to time (including from Completion each Group Company).
9"Buyer's Solicitors" means Herbert Smith Freehills LLP of Exchange House, Primrose St, London EC2A 2EG.
10"Cash" has the meaning given to it in Part A of Schedule 3.
"Cash Advance Distributions" means a cash loan agreement between a Group Company and an employee.
"Cash Awards" means the cash awards granted to be granted by the Seller to certain employees of a Group Company as set out in the Cash Awards Schedule.
"Cash Awards Letter" means a letter to be sent to certain employees of the Group in relation to the Cash Awards prior to Completion.
"Cash Awards Schedule" means a schedule (an indicative draft of which is in agreed form) setting out details of all Cash Awards granted by the Seller to employees of any Group Company, including details of (i) the Cash Awards to be settled shortly following Completion, and (ii) the Cash Awards which will be outstanding as at the date of Completion and paid approximately two years thereafter, such schedule to include but not be limited to the names of such employees, the value of the outstanding Cash Award for each employee and the proposed vesting and payment schedule in relation to such Cash Awards.
"Change of Control Leases" means (i) the Dubai Lease dated 26 March 2019 and entered into by Besso Re (Middle East) Limited, (ii) the Sydney Lease dated 1 January 2017 and entered into by Epsilon Insurance Broking Services Pty Ltd, and (iii) Brisbane Lease dated 21 December 2017 (and varied on 18 February 2021) and entered into by Epsilon Insurance Broking Services Pty Ltd.
11"CIMA" means the Cayman Islands Monetary Authority.
"Claim" means any claim in connection with this Agreement save for a Warranty Claim or an Indemnity Claim.
"Companies" means Ed Broking and Besso Insurance, in each case whose details are set out in Schedule 1 (Details of the Group Companies ) and "Company" means any of them.
12"Completion" means completion of the purchase of the Shares in accordance with Clause 6 (Exchange and Completion).
13"Completion Date" has the meaning given in Clause 6.2.
14"Conditions" means the conditions of Completion as specified in Clause 4.1.
15"Confidential Information" means the Transaction Documents and any information which a party may have or acquire as a result of negotiating, entering into or performing its obligations pursuant to this Agreement, relating to:
(a)the existence and contents of this Agreement and the other Transaction Documents; or
(b)the business, finances, assets, liabilities, customers, suppliers, personnel, plans or intentions, market opportunities, operations, processes, product information, dealings, transactions, know-how, or affairs of any member of
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the Buyer's Group (in the case of the Seller) or the Seller's Group (in the case of the Buyer).
16"Consideration" has the meaning given in Clause 3.1.
"Costs" means reasonably incurred costs, charges and expenses.
17"Debt" has the meaning given to it in Part A of Schedule 3.
"Deed of Indemnity" means the Deed of Indemnity entered into between the Buyer and the Seller on the date of this Agreement in relation to certain outstanding litigation involving the Group.
"Data Room" means the electronic data room hosted by Datasite LLC in relation to or in connection with the Transaction.
18"DFSA" means the Dubai Financial Services Authority.
19"Ed Broking" means Ed Broking Group Limited, a company incorporated in England and Wales, further details of which are set out in Schedule 1 (Details of the Group Companies).
20"Ed Broking Shares" means the total of (i) 10,730,457 deferred shares of £0.01 each, 35,911,810 D growth shares of £0.001 each and 328,068,283 non-redeemable voting ordinary shares of £0.01 each in the capital of Ed Broking, making up the entire issued share capital of Ed Broking as of the date of this Agreement, and (ii) any shares in the capital of Ed Broking issued in connection with the Seller Restructuring.
"Ed Indemnity" means an indemnity entered into between Ed Broking Group Limited and the Seller Guarantor dated 11 May 2021;
"Effective Time" has the meaning given in Schedule 3.
21"Employees" means the employees of the Group from time to time (and "Employee" means any one of them).
22"Encumbrance" means a mortgage, fixed or floating charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, reservation of title, third party right or interest or other encumbrance or security interest of any kind, or any other type of agreement or arrangement howsoever created or arising having a similar effect, or any agreement or arrangement to create any of the foregoing.
23"Enterprise Value" means USD$500,000,000.
24"Estimated Cash" means the Seller's good faith estimate of the Cash as determined by reference to the Estimated Completion Accounts.
25"Estimated Completion Accounts" means the Seller's good faith estimate of the consolidated balance sheet of the Group as at the Effective Time prepared in accordance with the Accounting Policies and in the form of the Pro-Forma Balance Sheet in Schedule 3, which for the avoidance of doubt is not required to be audited nor prepared to an audit standard.
26"Estimated Completion Statement" means the statement setting out the Seller's estimates of the Estimated Cash, Estimated Debt and Estimated Working Capital, as determined in accordance with the Estimated Completion Accounts (as
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applicable), together with the resulting calculation of the Estimated Consideration, in the form set out in the Pro-Forma Completion Statement in Schedule 3.
27"Estimated Consideration" means the sum of:
(a)the Enterprise Value;
(b)plus an amount equal to the Estimated Cash;
(c)minus an amount equal to the Estimated Debt; and
(d)plus the amount by which the Estimated Working Capital exceeds the Target Working Capital, or minus the amount by which the Estimated Working Capital is less than the Target Working Capital, in each case determined by reference to the Estimated Completion Accounts (as applicable).
"Estimated Debt" means the Seller's good faith estimate of the Debt as determined by reference to the Estimated Completion Accounts.
28"Estimated Working Capital" means the Seller's good faith estimate of the Working Capital as determined by reference to the Estimated Completion Accounts.
29"FCA" means the Financial Conduct Authority.
30"Final Long Stop Date" means 1 March 2022.
31"Full Title Guarantee" means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee.
32"FSMA" means the Financial Services and Markets Act 2000.
33"JFSC" means the Jersey Financial Services Commission.
34"GFSC" means the Guernsey Financial Services Commission.
35"Group" means the Companies and each of their Subsidiaries and subsidiary undertakings and "Group Company" means any one of them.
36"Hong Kong Loan Agreement" means the loan agreement between Latitude Brokers Limited (as borrower) and Cooper Gay (Holdings) Limited (now Ed Broking Holdings (London) Limited) (as lender) dated 8 October 2015.
37"Hong Kong Disposal Agreement" means the asset purchase agreement between Ed Broking (Hong Kong) Limited and Grandwood Insurance Brokers Ltd dated 26 December 2019.
38"Indemnity Claim" means a claim pursuant to Clause 8 (Seller Indemnities).
"Intellectual Property" means all inventions (whether patentable or not), patents, registered designs, design rights, database rights, copyright, moral rights, semiconductor topography rights, domain names, trade and service marks, logos, get-up and trade names, in each case whether registered or not (including any application for registration), and the goodwill attaching to any of the foregoing,
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know how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world.
39"Indemnified Losses" means Costs relating to the Indemnified Matter and any damages, judgment and sums determined by a judicial authority or agreed to be paid to a third party in relation to the Indemnified Matter.
40"Indemnified Matter" means the claim brought against Besso Limited case number CL-2018-000598, in the High Court of Justice of England and Wales.
41"Laws" all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice having force of law.
42"Leakage" means:
(a)any payment of principal of, or interest on, any loan, or any dividend or distribution declared, paid or made (in each case whether actual or deemed) or any repurchase, redemption or return of capital made by any Group Company to the Seller or any Seller Related Person;
(b)any payment (including without limitation, management fees, consulting fees, monitoring fees, directors' fees, licence fees or royalties) made or asset transferred, to or for the benefit of the Seller or any Seller Related Person by any Group Company;
(c)any liabilities (actual or contingent) assumed, indemnified or incurred by any Group Company for the benefit of the Seller or any Seller Related Person;
(d)any advisers' fees borne by any Group Company in relation to the Transaction;
(e)any bonuses paid or agreed to be paid to the Seller or any Seller Related Person or to any spouse or family member of any Seller Related Person, or to any trust to which any such person is the beneficiary, or to any Employee in connection with Completion;
(f)the forgiving or waiver (whether conditional or not) by any Group Company of any amount or obligation owed (whether or not due for payment or performance) to it by the Seller or any Seller Related Person;
(g)the payment by any Group Company or the liability of any Group Company to pay any Tax in connection with any of the matters referred to above,
(h)any agreement or arrangement for any of the matters set out in paragraph (a) to paragraph (g) above to occur, but excluding anything (in each case) which constitutes Permitted Leakage;
43"List of Shareholders" means the list of shareholders provided by Ed Broking LLP to TIRA in connection with its Foreign Reinsurance Broker Accreditation.
44"Long Stop Date" means the date that is five calendar months following the date that all of the Regulatory Applications have been submitted by the Buyer to
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the Regulatory Authorities pursuant to Clause 4.2, as notified by the Buyer to the Seller (or such later date as may be notified by the Seller to the Buyer pursuant to Clause 4.12 or Clause 4.13 or otherwise agreed between the parties).
45"Losses" means all claims, demands, actions, awards, judgments, settlements, costs, expenses, liabilities, damages and losses (including all interest, fines, penalties, management time and legal and other professional costs and expenses).
46"MAC Condition" means the Condition set out in Clause 4.1(k).
47"Management Warrantors" means Stephen Patrick Hearn and Andrew David Wallin.
48"Management Warranty Deed" means the warranty deed to be entered into between the Management Warrantors and the Buyer in connection with this Agreement.
49"MAS" means the Monetary Authority of Singapore.
50"Material Adverse Change" means:
(a)except as disclosed by the Sellers to the Buyer prior to the date of this Agreement, any Regulatory Authority at any time prior to Completion initiating or having initiated any investigation, enforcement or other similar action (excluding, for the avoidance of doubt, ordinary course day to day supervisory communications and actions) in respect of any Group Company or senior individual employed or engaged (whether directly or indirectly) by any Group Company, where such action may result in the suspension, cancellation or withdrawal of an existing material regulatory authorisation, permission or license of any Regulated Entity which is in place at the date of this Agreement ("Regulatory Action"); or
(b)any warranty given by the Management Warrantors pursuant to paragraph 17 (Regulatory and Compliance) of the Management Warranty Deed being at the date of this Agreement, or since such date becoming, untrue or misleading (disregarding any knowledge qualification applicable to such warranty) ("Regulatory Warranty Breach"), which alone or together with any other Regulatory Actions or Regulatory Warranty Breaches,
(i)has reduced, or is highly likely to reduce, annual revenues of the Group by more than 35 per cent. (in any 12 month period falling not more than three years and six months following Completion or, if earlier, falling not more than two years following the conclusion of the last to be concluded relevant investigation, enforcement or other similar action, as compared to the previous 12 month period); or
(ii)has resulted, or is highly likely to result in the three years and six months period following Completion, in one or more fines or orders to pay being imposed on one or more Group Companies or senior individuals employed or engaged (whether directly or indirectly) by any Group Company, in an aggregate amount of not less than £45,000,000.
51"Minority JV " means the entities set out in Part 3 of Schedule 1.
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52"Minority JV Shares" means the shares which are held by a Group Company or a Minority JV in each Minority JV.
53"Non-Disclosure Agreement" means the non-disclosure agreement entered into by the Ardonagh Group Limited and BGC Partners dated 24 January 2021.
“Outstanding Receivables” means all sums which are owed to any member of the Group as of the date of this Agreement pursuant to any of: (i) the Palm Insurance Loan Agreement; (ii) the Brazilian Loan Agreements; (iii) the Hong Kong Loan Agreement; or (iv) the Hong Kong Disposal Agreement.
54"Original Indemnity" the indemnity in favour of the Seller at clause 3.1.3 of the Besso Warranty Deed.
55"Palm Insurance Loan Agreement" means the loan agreement dated 26 October 2016 between Ed Broking LLP and Palm Insurance Canada Inc.
56“Permitted Leakage” means:
(a)any payments made by a Group Company to the Seller or any Seller Related Person in the ordinary course of business as required pursuant to an agreement or arrangement in place at the date of this Agreement, which has been disclosed in writing to the Buyer prior to the date of this Agreement;
(b)any payment of salary, bonus or directors' fees and payments of expenses made by a Group Company to any Seller Related Person made in the ordinary course of business, pursuant to employment agreements in place at the date of this Agreement which have been disclosed in writing to the Buyer prior to the date of this Agreement;
(c)payments made or accruals in respect of payments to be made or liabilities otherwise incurred to the extent that any such payment, accrual or liability has been or will be reimbursed to any Group Company prior to Completion;
(d)payments, accruals, assumptions, indemnifications, the incurrence of any other liabilities by or on behalf of any Company or any other action to which the Buyer has given its consent in writing (and has confirmed in writing that such amount is Permitted Leakage) or is required pursuant to the terms of this agreement or any other Transaction Document;
(e)payments by any Group Company to any member of the Seller’s tax group, and any reduction or offset of amounts owed by any member of the Seller’s tax group to or on behalf of a Group Company, in respect of any VAT group of which that Group Company and the relevant member of the Seller’s tax group are both members, or any agreement for the same to the extent such payment, reduction or offset relates to a VAT liability which has arisen from the activities of a Group Company;
(f)payments by any Group Company to any member of the Seller’s tax group in respect of any member of the Seller’s tax group’s surrender of any group relief to a Group Company or any similar payment by a Group Company to a member of the Seller’s tax group, or any agreement for the same to the extent in each case, the Buyer or a member of the Buyer’s Group has given its consent in writing that such payment is Permitted Leakage (such consent not to be unreasonably withheld or delayed);
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(g)any other Leakage to the extent provided for in the Completion Accounts.
57"Regulated Entity" shall have the same meaning as set out in the Management Warranty Deed.
58"Regulatory Applications" means all applications, submissions, notifications and/or filings with the relevant Regulatory Authorities required for the satisfaction of the Regulatory Conditions.
59"Regulatory Authority" means any international, national or local legislative body, court, administrative body, regulatory body, other governmental or quasi-governmental entity with competent jurisdiction over financial industry regulation, and for the avoidance of doubt includes each of the FCA, Office of Fair Trading, Lloyd's and any of their respective successors, regulatory authorities or competent bodies.
60"Regulatory Conditions" means the Conditions set out in Clauses 4.1(b) to 4.1(j) (all inclusive).
"Regulatory Information Summary" means a summary of information relating to the Seller and the Group containing information relevant to the preparation of the Regulatory Applications by the Buyer in the agreed form.
"Seller Announcement" means the announcement to be issued by the Seller on the date of this Agreement in the agreed form.
"Seller Parties" means the Seller, the BIGL Seller and the Seller Guarantor.
"Seller Related Person" means each member of the Seller's Group and any of their respective directors, officers or employees.
61"Seller Restructuring" means (i) the issuance of shares in the capital of Besso Insurance or Ed Broking to any member of the Seller's Group, and (ii) the issuance of shares in the capital of a Group Company to another Group Company, in each case in connection with the capitalisation of any debt owed by any Group Company to any member of the Seller's Group or by any Group Company to another Group Company, and carried out prior to Completion in accordance with applicable Law.
"Seller's Group" means the Seller, the BIGL Seller and any Affiliate of either of them from time to time (excluding, from Completion, any Group Company).
62"Seller's Solicitors" means Bryan Cave Leighton Paisner LLP, Governor's House, 5 Laurence Pountney Hill, London EC4R 0BR.
63"Seller's Solicitors Account" means the account of the Seller's Solicitors with Barclays Bank PLC, sort code: 20-65-82, account number: 50089753, account name: Bryan Cave Leighton Paisner LLP, reference: 2041984.6.
64"Seller's VAT Group" means the group of companies registered as a group pursuant to Section 43 of VATA 1994 under VAT registration number GB577406809 of which Tower Bridge GP Limited is the representative member (the "Representative Member").
65"Shares" means the Ed Broking Shares and the Besso Insurance Shares.
66"Subsidiaries" means, as of the relevant date of determination, with respect to any person, any other person of which 50% or more of the voting power of the
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outstanding voting equity securities (which, for the avoidance of doubt, shall include a general partner interest) or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such person.
67"Surviving Provisions" means Clause 1 (Definitions and interpretation), Clause 15 (Announcements and Confidentiality), Clause 16 (Assignment), Clause 20 (Costs), Clause 21 (Termination), Clause 22 (Payments), Clause 25 (Third party rights), Clause 26 (Waiver), Clause 27 (Variations), Clause 28 (Invalidity), Clause 29 (Communications) and Clause 31 (Governing Law and Jurisdiction).
68"Target Working Capital" has the meaning given to it in Part A of Schedule 3.
69"Tax" or "Taxation" means:
(a)all forms of direct and indirect tax, duty, rate, levy, charge or other imposition whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, including any tax on gross or net income profit or gains, corporation tax, advance corporation tax, capital gains tax, capital transfer tax, inheritance tax, wealth taxes, value added tax, customs duties, excise duties, rates (including the uniform business rate), transfer taxes (including stamp duties, real estate transfer taxes, registration fees and other taxes of a similar nature), capital duty, payroll taxes, national insurance and other similar social security contributions and any other taxes, duties, rates, levies, charges or imposts corresponding to, similar to, in the nature of, replaced by or replacing any of them, and any liability to make a payment by way of reimbursement, recharge, indemnity or damages connected in any way with any taxation and regardless of whether any such taxes, duties, rates, levies, charges, imposts are chargeable directly or primarily against or attributable directly or primarily to any of the Group Companies or any other person and of whether any amount in respect of any of them is recoverable from any other person; and
(b)all charges, interest, penalties and fines incidental or relating to any Taxation falling within paragraph (a) above,
70regardless of how such amounts are collected, whether by direct assessment by any relevant Tax Authority, self-assessment, imposed indirectly, being required to deduct or withhold from or account for in respect of any payment, issue and pursuit of any civil proceedings or otherwise.
"Tax Authority" means any local, municipal, governmental, state, federal or other fiscal, customs or excise authority, body or official anywhere in the world with responsibility for, and competent to impose, collect or administer, any form of Taxation.
"TDI" means the Texas Department of Insurance.
71"TIRA" means the Tanzania Insurance Regulatory Authority.
72"Transaction" means the transaction contemplated by this Agreement (or any part of that transaction).
73"Transaction Documents" means this Agreement, the Non-Disclosure Agreement, the Deed of Indemnity, and the documents entered into pursuant to this Agreement including the documents in the agreed form.
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74"VAT" means:
(a)value added tax as referred to in Value Added Tax Act 1994 and any tax of a similar nature whether imposed in substitution for or levied in addition to such tax;
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.
75"W&I Policy" means the Buyer's warranty and indemnity insurance policy relating to the Transaction.
76"Warranties" means the warranties contained in Schedule 5 (Seller Warranties ).
77"Warranty Claim" means a claim under or in connection with the Warranties.
78"Working Capital" has the meaning given to it in Part A of Schedule 3.
1.2In this Agreement, unless otherwise stated:
(a)reference to this Agreement is to this agreement as varied, supplemented, novated or replaced from time to time;
(b)reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or replaced from time to time;
(c)reference to a document being in "agreed form" is to that document in the form approved and for identification purposes signed or initialled by or on behalf of the Buyer and the Seller or otherwise agreed in writing (including by email) by them or on their behalf by their respective solicitors;
(d)reference to a statute or statutory provision includes a reference to:
(i)any statutory amendment, consolidation or re-enactment of it to the extent in force at the date of this Agreement;
(ii)all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force at the date of this Agreement; and
(iii)any statute or statutory provision of which it is an amendment, consolidation or re-enactment;
(e)reference to a party is to a party to this Agreement and includes a reference to that party's successors and permitted assignees;
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(f)reference to a "person" includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;
(g)reference to a governmental, regulatory or administrative authority or other agency or body that ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;
(h)a Clause or Schedule is to a Clause of or Schedule to, this Agreement and any reference to this Agreement includes its Schedules;
(i)the terms "financial year", "holding company", "parent undertaking", "subsidiary undertaking" and "undertaking" (and, unless the context otherwise requires, other terms used in this Agreement that are defined in the Companies Act 2006) shall be interpreted in accordance with the Companies Act 2006;
(j)the term "connected person" has the meaning given to it in section 1122 Corporation Tax Act 2010 and any references to persons being "connected" shall have a corresponding meaning; and
(k)reference to the time of day is to the time in London.
1.3In this Agreement the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and "including" means "including without limitation".
1.4To determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded, any amounts not stated in pounds sterling shall be converted into pounds sterling at the Exchange Rate on the relevant date. The relevant date is:
(a)when determining whether a limit or threshold in a warranty has been reached or exceeded, the date at which the Warranty is given;
(b)when determining whether a threshold in Schedule 6 (Seller protection provisions) has been exceeded, the date a Claim is notified; and
(c)when determining whether a threshold in Schedule 2 (Reserved Matters) has been exceeded, the date the relevant transaction was entered into or undertaken (as the case may be) in the relevant period.
2SALE AND PURCHASE
2.1On and subject to the terms of this Agreement:
(a)the Seller agrees to sell to the Buyer the Ed Broking Shares and the Besso Insurance Majority Interest Shares; and
(b)the Seller agrees to procure that the BIGL Seller will sell to the Buyer the Besso Insurance Minority Interest Shares,
in each case, with Full Title Guarantee and free from any Encumbrance and the Buyer agrees to buy the Shares, with all rights attaching to them at the date of this Agreement or subsequently becoming attached to them, with effect from Completion.
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2.2The Seller waives and agrees to procure the waiver of any restrictions on transfer, including pre-emption rights and any requirements for the redemption or conversion of share capital which may exist in relation to the Shares, under the articles of association of the Companies, any shareholders' agreement or otherwise.
2.3The Buyer and the Seller are not obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.
3CONSIDERATION
3.1Subject to adjustment in accordance with the provisions of this Agreement, including any adjustments in accordance with Clause 11.4(a), Clause 6.5(b), Clause 6.5(f), Clause 22, Schedule 3, or the Deed of Indemnity, the consideration for the sale of the Shares (the "Consideration") shall be:
(a)the payment at Completion by the Buyer to the Seller of the Estimated Consideration, payable in accordance with Clause 6.3 and Schedule 4; and
(b)plus payment of any Excess or less payment of any Deficit in accordance with Part A of Schedule 3.
3.2At least 10 Business Days prior to the date of Completion, the Seller shall prepare and deliver to the Buyer in good faith the Estimated Completion Accounts and the Estimated Completion Statement. The Seller shall discuss any comments and proposed adjustments by the Buyer in relation to the Estimated Completion Accounts and the Estimated Completion Statement in good faith, provided that no amendments shall be made to the Estimated Completion Accounts and the Estimated Completion Statement without the agreement of the Buyer and the Seller; and in the absence of such agreement the calculations contained in the Estimated Completion Accounts and the Estimated Completion Statement provided by the Seller shall be used to determine the Estimated Consideration.
3.3The Buyer and the Seller shall cooperate in good faith in relation to the likely timing of Completion and the Seller shall provide to the Buyer promptly upon request (such request only to be made if at least half of the Conditions have been satisfied and the Buyer reasonably believes the Conditions will be satisfied within 10 Business Days), a good faith estimate of the Estimated Consideration, provided that such estimate shall be without prejudice to the Estimated Completion Accounts and the Estimated Completion Statement to be delivered to the Buyer pursuant to Clause 3.2.
4CONDITIONS
4.1Completion is conditional upon:
(a)BGC Partners obtaining the consent or approval of the BGC Lenders to the sale of the Shares and entry in to this Agreement;
(b)the FCA:
(i)having given notice for the purposes of section 189(4)(a) of FSMA that it has determined to approve the acquisition of control by the Buyer with respect to Ed Broking LLP, Piiq Risk Partners Limited, Besso Limited and (if, subject to Clause 5.3, Globe Underwriting Limited receives FCA authorisation in advance of Completion) Globe Underwriting Limited; or
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(ii)being treated by virtue of section 189(6) of FSMA, as having approved such acquisition of control; or
(iii)having given notice for the purposes of section 189(4)(b)(i) of FSMA that it has determined to approve the acquisition of control by the Buyer of Ed Broking LLP, Piiq Risk Partners Limited, Besso Limited and (if, subject to Clause 5.3, Globe Underwriting Limited receives FCA authorisation in advance of Completion) Globe Underwriting Limited subject to conditions, and those conditions required to be satisfied for Completion to take place in accordance with applicable Laws being satisfied, where references to FSMA are read, where applicable, with the Financial Services and Markets Act 2000 (Controllers)(Exemptions) Order 2009 and for the purposes of this clause 5.1(b) "control" shall be defined and construed in accordance with the provisions of Part XII FSMA;
(c)the GFSC either:
(i)having given written notice for the purposes of The Insurance Business (Bailiwick of Guernsey Law), 2002 (as amended) (the "Insurance Law") that it has no objections to the Buyer and all other persons who would on Completion become a controller, becoming a controller of Harlequin Insurance PCC Limited or Ed Broking LLP; or
(ii)being deemed by virtue of the Insurance Law, as having no such objections;
(d)the JFSC having given written notice (and not withdrawn the same) for the purposes of the Financial Services (Jersey) Law 1998 (as amended) ("FSJL") that:
(i)it has no objection to the Buyer (and each relevant person in the Buyer's Group) becoming a principal person (as defined in Article 1(1) of the FSJL) of Ed Broking LLP on Completion; and
(ii)it has no objection to the Seller (and each relevant person in the Seller's Group) ceasing to be directly or indirectly interested in 20%, 33% or 50% of the share capital or voting rights of Ed Broking LLP on Completion;
(e)Ed Broking LLP notifying the JFSC of the proposed change of principal person(s) (as defined in Article 1(1) of the FSJL) as a result of Completion in accordance with Article 14(3) of the FSJL;
(f)the MAS having given notice in writing pursuant to section 35ZI(2) of the Insurance Act (Chapter 142 of the Statutes of the Republic of Singapore) ("Insurance Act (Cap. 142)") that it approves the Buyer obtaining effective control of Ed Broking (Asia) PTE Limited. For the purposes of this Clause 4.1(f), "obtaining effective control" shall be defined and construed in accordance with section 35ZI(3) of the Insurance Act (Cap. 142);
(g)the DFSA having issued its prior approval, pursuant to Rule 11.8.4(1) of the General Module of the DFSA Rulebook, for the Buyer to become a controller of Ed Broking (MENA) Limited and Besso Re (Middle East) Limited and the Buyer receiving evidence that the Seller has notified the DFSA, pursuant to Rule 11.8.9 of the General Module of the DFSA
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Rulebook, that it is ceasing to exercise control over Ed Broking (MENA) Limited and Besso Re (Middle East) Limited;
(h)CIMA having confirmed in writing its approval, or non-objection, to the indirect change of control of Cooper Gay Cayman Ltd which would take place as a result of Completion in accordance with section 12(1) of the Insurance Act 2010 (as amended) of the Cayman Islands (i) unconditionally; or (ii) subject to conditions, and those conditions required to be satisfied for Completion to take place in accordance with applicable Laws being satisfied;
(i)BMA having granted its approval in respect of the acquisition by the Buyer of indirect control of BGC Re (Bermuda) Limited and Ed Broking (Bermuda) Limited;
(j)TDI either: (i) having given notice of its approval of the Buyer acquiring control over Ed Broking (Miami) Inc. and Piiq Risk Partners Inc. or (ii) not having denied approval or objected to the Buyer acquiring control over Ed Broking (Miami) Inc. and Piiq Risk Partners Inc. within 60 days of the filing of a notice of change of control pursuant to Texas Insurance Code Section 4001.253; and
(k)no Material Adverse Change having occurred.
4.2The Buyer shall, at its own cost, use all reasonable endeavours to ensure that the Regulatory Conditions (and any other material consents and approvals of a Regulatory Authority that may be required in order to consummate the Transaction of which the Buyer is aware of as of the date of this Agreement) are fulfilled promptly after the date of this Agreement. The Buyer shall have primary responsibility for fulfilling the Regulatory Conditions and shall take all reasonable steps necessary for that purpose, including fulfilling any conditions imposed by the FCA, the GFSC, the JFSC, the MAS, DFSA, CIMA, TDI and BMA (where such conditions are acceptable to the Buyer acting reasonably) and making appropriate applications, submissions, notifications and filings in consultation with the Seller in accordance with this Clause 4.2 (including, without limitation, the Regulatory Applications) as soon as reasonably practicable and in any event (subject to Clause 4.3) within 15 Business Days after the date of this Agreement or (in relation to the Regulatory Condition in set out in Clause 4.1(b) so far as it relates to Globe Underwriting Limited), within 10 Business Days after the date that the pending application for FCA authorisation in relation to Globe Underwriting Limited is approved (or the date that is 15 Business Days after the date of this Agreement, whichever is the later). For this purpose the Buyer shall:
(a)where not prohibited by Law or any Authority, promptly notify the Seller and provide details, of all material communications with any Authority relating to the satisfaction of the Regulatory Conditions; and
(b)provide regular updates to the Seller on the progress of any notification or filings with a view to satisfying the Regulatory Conditions at the earliest reasonable opportunity.
4.3The Buyer shall ensure that, to the extent any application, notification, filing, response to a request for further information or other communication with a Regulatory Authority in relation to the Regulatory Conditions made by any member of the Buyer's Group solely in order to comply with the Regulatory Conditions includes factual information in relation to the current business of the Group or the Seller's Group, that information shall be:
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(a)materially consistent with the information in relation to the business of the Group or the Seller's Group included in this Agreement or the Regulatory Information Summary or any information subsequently provided by the Seller following a request from the Buyer in connection with the satisfaction of the Regulatory Conditions; or
(b)otherwise approved by the Seller (such approval not to be unreasonably withheld delayed or conditioned), provided that (i) this Clause 4.3 shall not apply to reports prepared by third parties that may be submitted to a Regulatory Authority in connection with a Regulatory Condition (including any subsequent written or oral correspondence with any Regulatory Authority in respect of such information prepared by such third parties) save that the Buyer shall be required to provide such third parties with a copy of the Regulatory Information Summary, notify such third parties of the Buyer’s obligations under this Clause 4.3, and request that such reports and correspondence comply with Clauses 4.3(a) and 4.3(b); (ii) this Clause 4.3 shall not apply to such information that relates to the business of the Group post-Completion; (iii) the Buyer shall not be required to provide any information to the Seller in relation to the business of the Buyer's Group; and (iv) the 15 Business Day period referred to in Clause 4.2 above shall be extended by such time as is required (in excess of 24 hours following receipt by the Seller of the initial request) for the Buyer to seek and obtain the Seller's approval pursuant to Clause 4.3(b).
4.4The Seller shall provide the Buyer and any Authority with: (a) any necessary information and documents in their possession (and, to the extent such provision would include the disclosure of confidential or financial information, subject to appropriate confidentiality undertakings being obtained from such Authority) requested in reasonable time and reasonably required for the purpose of making any submissions, notifications and filings to any such Authority; and (b) any other reasonable assistance required for the purposes of fulfilling the Regulatory Conditions, which shall include for the avoidance of doubt notifying the Buyer as soon as reasonably practicable where there has been a change to any information provided to either the Buyer or the Authority in connection with this Clause 4.4.
4.5Nothing in this Agreement shall require the Buyer or the Buyer's Group to offer to any Authority or any other party, or accept or agree any undertakings, commitments, conditions, modifications or remedies of an unusual, onerous or material nature, whether involving divestments or disposals or constraints on prices or other behaviour or otherwise, in order to obtain the satisfaction of the Regulatory Conditions.
4.6Each Party shall be entitled to keep confidential and shall not be obliged to disclose to the other Party or any of their advisers any confidential, commercially sensitive or financial information regarding itself or any member of the its Group and, to the extent that any such confidential information is directly required by an Authority, each Party or any member of the its Group shall be entitled to deal directly with the Authority in respect of such request and/or matter (without reference to, or obligation to notify, the other Party of such communications with the relevant Authority, unless otherwise required by this Agreement).
4.7The Buyer shall notify the Seller promptly upon:
(a)becoming aware that a Regulatory Condition has been satisfied; and
(b)becoming aware of any fact, matter or circumstance that may prevent or delay the satisfaction of any Regulatory Condition prior to the Long Stop Date (without prejudice to the generality of the foregoing, this includes
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disclosure of any indication that any Authority may intend to withdraw its approval of, or raise an objection to, or impose a condition on, the sale and purchase of the Shares pursuant to this Agreement).
4.8The Seller shall, at its own cost:
(a)use best endeavours (and shall procure that all relevant members of the Seller's Group use best endeavours) to ensure that the Banking Condition is satisfied as soon as practicable after the date of this Agreement;
(b)promptly provide the Buyer with updates in relation to all material developments in relation to the satisfaction of the Banking Condition;
(c)notify the Buyer promptly upon:
(i)becoming aware that the Banking Condition has been satisfied; and
(ii)becoming aware of any fact, matter or circumstance that may prevent or delay the satisfaction of the Banking Condition prior to the Long Stop Date.
4.9The Seller may, at any time prior to the Long Stop Date by notice to the Buyer, waive the Banking Condition.
4.10The Buyer may, at any time prior to the Long Stop Date by notice to the Seller, waive the MAC Condition.
4.11If any of the Conditions have not been satisfied or waived by the Party entitled to do so by 11.59pm on the Long Stop Date, this Agreement shall automatically terminate and the provisions of Clause 21 (Termination) shall apply.
4.12If, on the date that is five Business Days prior to the Long Stop Date, any Regulatory Conditions remain unsatisfied, the Seller may (in its sole discretion and by notice in writing to the Buyer at any time prior to the Long Stop Date) extend the Long Stop Date by up to two calendar months (in one extension or in two extensions of not less than one calendar month each).
4.13In the event that a Regulatory Authority gives notice that a Regulatory Application has been rejected or queried and the statutory time frame which such authority has for reviewing the application has been paused or reset then the Buyer shall give notice of such action to the Seller and the Seller shall have the ability, on written notice to the Buyer, to extend the Long Stop Date by a period not greater than the period of delay to such statutory time frame arising in relation to the Relevant Application. For the avoidance of doubt such right shall be in addition to the Seller’s rights under Clause 4.12.
4.14If prior to Completion either the Seller or the Buyer identifies any material consents or approvals that are required in order to consummate the Transaction (and not currently referred to herein), each party shall cooperate in good faith and take such actions as may be reasonably requested by the other to obtain such consents or approvals. For the avoidance of doubt the satisfaction of any consents or approvals identified pursuant to this Clause 4.14 shall not constitute conditions to Completion.
4.15Without prejudice to the provisions of Clause 4.11, if, on the date that is 15 Business Days prior to the Final Long Stop Date, any of the Conditions have not been satisfied or waived by the Party entitled to do so, this Agreement shall automatically terminate and the provisions of Clause 21 (Termination) shall apply.
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5PRE-COMPLETION
5.1Until Completion, the Buyer and the Seller shall cooperate in good faith in relation to, so far as permissible by applicable Law and without causing material interruption to the business and operations of the Group:
(a)the provision to the Buyer of documents and information in relation to the Group as may be reasonably requested by the Buyer; and
(b)the arrangement of discussions between the Buyer and such senior employees and officers of the Group as the Buyer may reasonably request in relation to the affairs, finances and accounts of the Group, provided always that any information provided to the Buyer pursuant to this Clause 5.7 shall constitute the Seller's Confidential Information for the purposes of Clause 15 until Completion.
5.2Until Completion, the Seller shall ensure that the 'check the box' Tax election status for all Group Companies is made available to the Buyer promptly upon request.
5.3Promptly upon request of the Buyer (provided that the Buyer has first consulted with the Seller in relation to such request and taken account of any request made by the Seller for a short delay on the basis that it has reasonable grounds to believe that the authorisation will be received within 5 Business Days), the Seller shall procure that the pending application for FCA authorisation in relation to Globe Underwriting Limited is withdrawn, and shall provide written evidence in a form satisfactory to the Buyer that such withdrawal has taken place.
5.4The Seller shall procure that Ed Broking LLP will provide TIRA with an updated List of Shareholders (reflecting the changes to the List of Shareholders that will take place on Completion) no later than one calendar month in advance of Completion. The Buyer will provide to the Seller and Ed Broking LLP all reasonable assistance necessary to prepare the updated List of Shareholders.
5.5Until Completion, the Seller shall promptly inform the Buyer if it or any Group Company receives notice of, or if the Seller otherwise becomes aware of, any Regulatory Action.
5.6Until Completion, the Seller shall use its reasonable endeavours to procure that:
(a)the relevant Group Company has obtained the prior written unconditional consent to the Transaction from the relevant counterparties to the Change of Control Leases; and
(b)Ed Broking LLP has obtained the prior written unconditional waiver by Palm Insurance Canada Inc. under the Palm Insurance Loan Agreement in relation to the proposed Change of Control (as that term is defined in the Palm Insurance Loan Agreement) of Ed Broking LLP in connection with the Transaction provided that (i) approaching Palm Insurance Canada Inc. to request such consent would not be otherwise prejudicial to Ed Broking LLP’s interests under the Palm Insurance Loan Agreement, and (ii) Ed Broking has not already renegotiated the terms of Palm Insurance Loan Agreement removing the relevant change of control provision, and the Seller shall keep the Buyer reasonably informed in a timely manner in relation to its progress in obtaining the consents referred to in this Clause 5.6.
5.7Until Completion, the Seller shall procure that:
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(a)the business of each Group Company is carried on in material compliance with Laws applicable to the Group Companies and in substantially the same manner as its businesses have been carried on during the 12 month period prior to the date of this Agreement; and
(b)no Group Company shall do any of the things specified in Schedule 2 (Reserved Matters ), or give any binding undertaking to do any such things.
5.8Nothing in Clause 5 shall impose any obligation on the Seller to prevent or restrict any Group Company from doing or omitting to do anything:
(a)required for the performance of any contract entered into prior to the date of this Agreement;
(b)required in order to comply with any applicable Law or as required by any Authority;
(c)with the written consent (not to be unreasonably withheld, conditioned or delayed, and to be deemed to have been given if the Buyer does not reply promptly to a request which the Seller has made clear relates to a matter which requires it to take immediate or prompt steps having regard to the expected consequences, provided such request is made in accordance with Clause 29 (Communications) and also made in writing by email to geoff.gouriet@ardonagh.com, or at the written request of, the Buyer; or
(d)required by any Transaction Document.
5.9The Seller shall notify the Buyer as soon as reasonably practicable following the Seller becoming aware of any breach of Clause 5.7 by the Seller.
6EXCHANGE AND COMPLETION
6.1On exchange of this Agreement:
(a)the Seller shall deliver or make available to the Buyer:
(i)a copy of the resolution adopted by the Seller's board of directors authorising the entry of the Seller into the Transaction Documents to which it is a party;
(ii)a copy of the resolution adopted by the Seller Guarantor's board of directors authorising the entry of the Seller Guarantor into the Transaction Documents to which it is a party;
(iii)a copy of any power of attorney under which any Transaction Document has been executed on behalf of the Seller or the Seller Guarantor (if any);
(iv)a copy of the Deed of Indemnity, duly executed by the Seller;
(v)a deed of termination in relation to the Ed Indemnity, duly executed by each party to the Ed Indemnity, and pursuant to which the right and obligations of each party to the Ed Indemnity cease to have force and effect (including in relation to any claims that may have accrued prior to such termination);
(b)the Buyer shall deliver or make available to the Seller:
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(i)a copy of the resolution adopted by the Buyer's board of directors authorising the entry of the Buyer into the Transaction Documents to which it is a party;
(ii)a copy of the resolution adopted by the Buyer Guarantor's board of directors authorising the entry of the Buyer Guarantor into the Transaction Documents to which it is a party;
(iii)a copy of any power of attorney under which any Transaction Document has been executed on behalf of the Buyer or the Buyer Guarantor (if any);
(iv)a copy of the Deed of Indemnity, duly executed by the Buyer; and
(v)a copy of the management warranty deed and tax covenant, and disclosure letter, entered into by the Buyer and the Management Warrantors in connection with the Transaction.
6.2Completion shall take place at the offices of the Seller's Solicitors (or such other venue as the parties shall agree) on the date falling fifteen Business Days after the date on which the last of the Conditions is satisfied or waived, provided that if such date falls within the same calendar month (as the date upon which the last such Condition was satisfied or waived), Completion shall take place at 00.01 on the first day of the following calendar month (or such other date as the parties shall agree) (the "Completion Date") provided the Conditions remain satisfied or waived on such date. For the avoidance of doubt, and notwithstanding the foregoing, Completion shall not take place on a later date than the Final Long Stop Date.
6.3On Completion, the Seller and the Buyer shall comply with their respective obligations in Schedule 4 (Completion formalities ).
6.4If any of the transactions set out in Schedule 4 (Completion formalities ) does not take place as provided in that schedule, the Buyer, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Buyer, may at its election and, in each case, without prejudice to its other rights and remedies:
(a)defer Completion for not less than ten Business Days (or to the Final Long Stop Date, if sooner); or
(b)proceed to Completion so far as is practicable; or
(c)following the deferral (if the transactions have still not taken place) terminate this Agreement in which case the provisions of Clause 21 (Termination ) shall apply.
6.5If Completion takes place on a date that is not the first day of a calendar month:
(a)the Seller hereby warrants and undertakes to the Buyer that no Leakage shall occur during the period commencing on the Effective Time up to and including Completion;
(b)in the event of any Leakage during the period commencing on the Effective Time up to and including Completion, the Seller shall pay to the Buyer (or any Group Company as the Buyer directs) on demand an amount in cash equal to the amount of the Leakage.
(c)Any payment by the Seller pursuant to this Clause 6.5 shall be made as far as possible by way of a reduction to or repayment of the Consideration;
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(d)The Seller shall not be liable under this Clause 6.5 unless:
(i)written notice of the claim (including, to the extent known, details of the Leakage) is given to the Seller by the Buyer within twelve (12) months from the date of Completion; and
(ii)the Buyer serves legal proceedings on the Seller in respect of the claim on or before six (6) months from the date on which the Buyer notified the claim in accordance with Clause 6.5(d)(i) above.
(e)the Seller's only liability in connection with a matter which constitutes Leakage shall be under this Clause 6.5; and
(f)the Buyer shall pay to the Seller, as additional consideration for the sale and purchase of the Shares, an amount equal to 2% per annum on the Consideration for the period from and including the Effective Time until and including the date of Completion. Such amount shall:
(i)accrue daily based on three hundred and sixty-five (365) days per annum;
(ii)be applied to the Estimated Consideration payable by the Buyer at Completion pursuant to Clause 3.1(a) and calculated by the Seller in good faith; and
(iii)be applied to the Excess or the Deficit payable by the Buyer or the Seller (as the case may be) pursuant to Clause 3.1(b) and calculated by the party paying the Excess or the Deficit (as the case may be) in good faith.
6.6Notwithstanding any other provision in this Agreement:
(a)the maximum liability of the Seller in respect of any claim pursuant to Clause 6.5 shall not in any event exceed the aggregate amount of the Leakage; and
(b)the Seller shall have no liability in connection with anything that constitutes or arises in connection with Permitted Leakage.
7SELLER WARRANTIES
7.1The Seller warrants to the Buyer in the terms of the Warranties.
7.2The Seller shall warrant to the Buyer that the Warranties will be true and accurate at Completion by reference to the facts and circumstances then subsisting and, for this purpose, the Warranties shall be deemed to be repeated at Completion as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to the date of Completion. The parties agree that, to the extent any non-material changes are required to the information contained in Schedule 1 following the date of this Agreement, they will co-operate to make such changes in the period prior to Completion and the Seller shall not be held liable by the Buyer for any Warranty breach which would otherwise have occurred but for the agreed amendment to such information.
7.3Each of the Warranties shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, each Warranty is not limited by the other provisions of this Agreement, including the other Warranties.
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7.4The Seller shall not (if a claim is made against it by the Buyer under the Warranties) make any claim against any Group Company or against any director, Employee, agent or officer of any Group Company in respect of any misrepresentation, error or omission in connection with any information supplied or statement made by them in connection with the entering into of this Agreement and the giving of the Warranties. The Seller acknowledges that it has no rights to make any such claim, save in the event of fraud or deliberate or wilful concealment. The rights of each Group Company and any director, Employee, agent or officer of any Group Company under this Clause are subject to the provisions of Clause 25 (Third party rights).
7.5The liability of the Seller in connection with this Agreement is limited in accordance with the provisions of Schedule 6 (Seller protection provisions ).
8SELLER INDEMNITIES
8.1Subject to the remainder of this Clause 8 and subject to the applicable limitations set out in Schedule 6, the Seller undertakes to indemnify each member of the Buyer's Group from and against all Indemnified Losses suffered or incurred by a Group Company in connection with the Indemnified Matter.
8.2A member of the Buyer's Group shall not be able to rely on Clause 8.1 in respect of its own illegal or unlawful conduct or act (but the rights of any other member of the Buyer's Group in relation to the same illegal or unlawful conduct or act are unaffected).
8.3From Completion, the Buyer shall:
(a)consult with the Seller in relation to all material developments in relation to the Indemnified Matter;
(b)keep the Seller informed as to any material developments and the conduct of any proceedings relating to the Indemnified Matter and comply promptly with any reasonable requests for information made about the Indemnified Matter and the defence of the same;
(c)promptly notify the Seller in the event any member of the Buyer's Group has incurred any Indemnified Losses; and
(d)defend any third party claim in relation to the Indemnified Matter in good faith.
8.4Subject always to the relevant provisions of Schedule 6, if the Buyer has made a notification to the Seller in accordance with Clause 8.3(c), the Seller shall, to the extent reasonably requested by the Buyer and provided there is in the opinion of the Seller (acting reasonably) a reasonable prospect of recovery, then take all reasonable steps to enforce its rights to recover amounts in respect of Indemnified Losses from the counterparties to the Besso Warranty Deed in respect of the Original Indemnity.
8.5If the Seller receives any payment under the Original Indemnity in relation to the Indemnified Losses, the Seller must promptly pay such amount to the relevant member of the Buyer's Group.
8.6In the event the Buyer, pursuant to Clause 8.4, requests the Seller to enforce its rights under the Besso Warranty Deed in respect of the Original Indemnity:
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(a)the Buyer shall promptly pay to the Seller (in advance) the Seller's estimate of likely reasonably and properly incurred fees, costs and expenses of the Seller in relation to such enforcement;
(b)the Seller shall not be required to take any action to enforce its rights under the Besso Warranty Deed in respect of the Original Indemnity before such amounts are agreed and paid by the Buyer;
(c)following completion of any action taken by the Seller to enforce its rights under the Besso Warranty Deed in respect of the Original Indemnity, the Seller shall provide to the Buyer a breakdown of all reasonably and properly incurred fees, costs and expenses of the Seller in relation to the action, together with documentary evidence in support of all such fees, costs and expenses; and
(d)in the event that the amount paid by the Buyer pursuant to Clause 8.6(a) exceeds the amount of reasonably and properly incurred fees, costs and expenses of the Seller notified by the Seller to the Buyer in accordance with Clause 8.6(c), the Seller shall promptly upon request refund the amount of the difference to the Buyer.
8.7Without prejudice to the foregoing provisions of this Clause 8, if the Buyer receives any payment from or on behalf of the Seller for any Indemnity Claim ("Seller Payment") and any member of the Buyer's Group subsequently recovers any amount from any third party for anything relating to that Indemnity Claim ("Recovered Amount"):
(a)the Buyer shall notify the Seller of the Recovered Amount; and
(b)if the total of the Recovered Amount and the Seller Payment exceeds the Indemnified Losses, the Buyer shall promptly pay the Seller an amount equal to the lesser of:
(i)the difference between (x) the total of the Recovered Amounts and the Seller Payments and (y) the Indemnified Losses; and
(ii)the Seller Payment.
8.8The rights of the members of the Buyer's Group (other than the Buyer) under Clause 8.1 are subject to the provisions of Clause 18.
9W&I POLICY
9.1The Buyer warrants that:
(a)it has taken out the W&I Policy on or before the date of this Agreement and such policy is effective immediately upon the signing of this Agreement; and
(b)the W&I Policy includes terms to the effect that, except in the case of fraud or fraudulent misrepresentation, the insurer shall not be entitled to exercise rights of subrogation against the Seller, and the Buyer will ensure (to the extent it is within its control) that those terms are not varied and the benefit of them is held on trust by the Buyer for the Seller (or are otherwise directly legally enforceable by the Seller).
9.2The Buyer acknowledges and agrees that:
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(a)it shall be solely responsible for the payment of the premium and all other costs, fees and expenses relating to the W&I Policy; and
(b)notwithstanding any other provision of a Transaction Document or the W&I Policy, the provisions of Schedule 6 (Seller Protection Provisions) shall apply for the benefit of the Seller despite any vitiation, expiry or termination of, default under or failure to take out, the W&I Policy.
10BUYER WARRANTIES
10.1Each of the Buyer and the Buyer Guarantor warrants to the Seller in the terms of Schedule 7 (Buyer and Buyer Guarantor warranties) in respect of itself.
10.2Each of the Buyer and the Buyer Guarantor shall warrant to the Seller in the terms of Schedule 7 (Buyer and Buyer Guarantor warranties) will be true and accurate at Completion in respect of itself by reference to the facts and circumstances then subsisting and, for this purpose, such warranties shall be deemed to be repeated at Completion as if any express or implied reference in the such warranties to the date of this Agreement was replaced by a reference to the date of Completion.
11POST-COMPLETION MATTERS
11.1Release of guarantees
(a)Following Completion, the Buyer shall use reasonable endeavours to procure the release and discharge as soon as reasonably practicable of any guarantee(s) so as to ensure that no further cost is incurred by the Seller in relation to any such guarantee(s) after Completion, indemnities or other assurances which may be identified after Completion as having been entered into by the Seller or any member of the Seller's Group for the benefit of any Group Company where such release has not already been procured at Completion provided that the Seller provides the Buyer with all information and assistance that it may reasonably require to enable it to comply with this Clause 11.1.
(b)Following Completion, the Seller shall use reasonable endeavours to procure the release and discharge as soon as reasonably practicable of any guarantee(s) so as to ensure that no further cost is incurred by any Group Company in relation to any such guarantee(s) after Completion, indemnities or other assurances which may be identified after Completion as having been entered into by any member of Group for the benefit of any member of the Seller's where such release has not already been procured at Completion provided that the Buyer provides the Seller with all information and assistance that it may reasonably require to enable it to comply with this Clause 11.2.
11.2Access to records
(a)The Buyer shall procure that all records relating to a Group Company and their respective businesses that may be reasonably requested by the Seller for the purposes referred to in Clause 11.2(b) and are in the possession or control of a Group Company at Completion are kept for six years from Completion.
(b)Following Completion, the Buyer shall (and shall procure that each other member of the Buyer's Group and their respective agents and advisers shall) as soon as reasonably practicable provide the Seller with such information and copies of books, records and papers of any Group
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Company as the Seller may reasonably require for the purposes of: (i) dealing with the Tax affairs (including the preparation or filing of any Tax returns, accounts, computations, claims, elections, notices, consents and such other documents contemplated by or reflected in or necessary for the preparation of Tax returns) or preparing financial statements of any member of the Seller's Group; (ii) enabling any member of the Seller's Group to comply with applicable Law (including in respect of bank or regulatory reporting obligations); (iii) enabling any member of the Seller's Group to deal with affairs relating to insurance taken out by any member of the Seller's Group; (iv) required by any member of the Seller's Group in connection with any litigation or investigation (other than in connection with the Transaction, unless relating to the Indemnified Matter), and only to the extent necessary for such purpose, and provided always that the Buyer shall not be obliged to provide the Seller with, or allow access to:
(i)information in violation of any applicable Law;
(ii)information the disclosure of which would jeopardise any privilege available to the Buyer, or any of its respective Affiliates relating to such information;
(iii)information the disclosure of which would cause the Buyer or any of its respective Affiliates to breach a confidentiality obligation; or
(iv)any auditors' and accountants' work papers except in accordance with their normal disclosure procedures and then only after entering into their customary agreement relating to access, and the Seller shall keep any information that is provided confidential and, except as required by applicable Law or a Regulatory Authority, only use it for the purpose or purposes for which it was requested.
(c)From Completion, the Seller shall (and shall procure that each other member of the Seller's Group and their respective agents and advisers shall) as soon as reasonably practicable provide the Buyer with such information relating to the Tax affairs of the Group as is in the possession or control of a member of the Seller's Group, and which is reasonably requested by the Buyer in relation to any Group Company's Tax affairs (including the preparation or filing of any Tax returns, accounts, computations, claims, elections, notices, consents and such other documents contemplated by or reflected in or necessary for the preparation of Tax returns), and only to the extent necessary for such purpose, and provided always that no member of the Seller's Group shall be obliged to provide the Buyer with, or allow access to:
(i)information in violation of any applicable Law;
(ii)information the disclosure of which would jeopardise any privilege available to the Seller, or any of its respective Affiliates relating to such information;
(iii)information the disclosure of which would cause the Seller or any of its respective Affiliates to breach a confidentiality obligation; or
(iv)any auditors' and accountants' work papers except in accordance with their normal disclosure procedures and then only after entering into their customary agreement relating to access,
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and the Buyer shall keep any information that is provided confidential and, except as required by applicable Law or a Regulatory Authority, only use it for the purpose or purposes for which it was requested.
11.3D&O cover
From Completion, the Buyer shall (and shall procure that each Group Company shall) not take any action to cancel the directors' and officers' insurance policies obtained by any Group Company that are in place at Completion prior to their expiry dates.
11.4Pensions
(a)Subject as provided below, the Seller will pay to the Buyer amounts (the “Pension Amounts”) (by way of reduction of the Consideration for the Shares) equal to those amounts payable by Ed Broking Holdings (London) Limited (“EBH”) to the trustees of the Cooper Gay (Holdings) Limited Retirement Benefits Scheme (the "Scheme") under the Recovery Plan dated 27 March 2020 (the “Recovery Plan”). The Seller shall pay the Pension Amounts no later than 14 days after the month to which they relate. It is agreed that the amounts due under the Recovery Plan is the sum of £160,000 per month with the last payment being due in respect of July 2025. The Buyer shall as soon as reasonably practicable following receipt of a Pension Amount procure that EBH pays the same amount into the Scheme.
(b)The Seller’s obligation to continue to pay the Pension Amounts following the trustees of the Scheme entering into an agreement to insure all the Scheme benefits shall be reduced in circumstances where the payment made by the Buyer, or any member of the Buyer's Group, (whether to the trustees of the Scheme or a third party insurer) to secure the insuring of all Scheme benefits is less than the outstanding payments owed by the Seller under this Clause 11.4(b).
(c)The Seller’s obligation to continue to pay the Pension Amounts following any actuarial valuation of the Scheme with an effective date occurring before 31 July 2025 (a "Revised Valuation") shall be suspended in circumstances where the deficit has been reduced to £0 or the Scheme is in surplus (to be determined without taking account of any additional payments made into the Scheme by the Buyer) as calculated by the Scheme actuary on the then prevailing technical provisions basis, provided in each case that no amounts are required to be paid by EBH, or any member of the Buyer's Group, to the Scheme following that Revised Valuation. If, following such suspension, any amounts are required to be paid by EBH, or any member of the Buyer's Group, to the Scheme following any Revised Valuation, the Seller's obligations to pay the Pension Amounts shall recommence and the Seller shall be required to pay to the Buyer such total Pension Amounts as it would have paid pursuant Clause 11.4(a) absent such suspension (divided equally in monthly payments until July 2025, provided that pursuant to this Clause 11.4(c) the Seller shall not be required to pay to the Buyer any amounts that, when paid by EBG into the Scheme, would result in the Scheme being in a funding surplus as calculated by the Scheme actuary on an applicable buy-out funding basis at the point of all the Scheme benefits being secured with an insurer).
(d)The obligation of the Seller to pay Pension Amounts shall be reduced (or as appropriate Pension Amounts shall be refunded) by the amount of
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corporation tax actually saved (the "CT Saving") by the Buyer or EBH in each of the accounting periods (or part periods) during the period following Completion up to and including 31 July 2025 (as reasonably determined by the Buyer by the end of each relevant accounting period) in relation to payments into the Scheme in respect of Pension Amounts (such payments hereafter referred to as "Pension Scheme Contribution Amounts"), provided that for the purposes of determining the CT Saving:
(i)the CT Saving shall be assumed not to exceed the amount of the Pension Scheme Contribution Amounts from time to time, and
(ii)the CT Saving shall be deemed to arise in a given accounting period only to the extent that the amount of corporation tax actually payable on the profits of EBH (as applicable) within any applicable accounting period is less than it would have been had (a) such Pension Scheme Contribution Amounts not been paid in that accounting period and (b) the maximum amount of Tax reliefs available to EBH been utilised by EBH so as to reduce its corporation tax liability to the maximum extent possible (including by way of accepting surrenders of group relief from any other member of the Buyer's Group or utilising brought forward losses or otherwise), less the amount of the liability of the Buyer and EBH for Taxation (or the amount of the liability for Taxation that would have been incurred but for the utilisation of any Tax relief in respect of such liability) in relation to the receipt of the Pension Amounts (as calculated by the Buyer, acting reasonably).
(e)The Buyer shall promptly provide to the Seller a copy of the actuarial valuation report in respect of any Revised Valuations following Completion (provided that the Seller, if required, first executes an NDA and/or a non-reliance letter with the trustees of the Scheme and/or the actuarial firm which prepared the relevant actuarial valuation report on terms acceptable to the trustees and/or the actuarial valuation firm).
(f)Provided advanced notice in writing is provided to the Buyer and evidence once that payment has been made, the Seller may elect to pay any Pension Amounts directly to the trustees of the Scheme, such advance notice to be no less than seven days. In the event that the Pension Amounts are subject to (or required to be subject to) any deductions or withholdings or are liable to Taxation (or would have been liable for Taxation but for the utilisation of any Tax relief in respect of such liability) on receipt by the Scheme trustees the Seller shall pay to the Scheme such additional amount as shall be required to ensure that the net amount received by the Scheme will equal the full amount which would have been received by the Scheme in the absence of any such deductions, withholdings or Taxation liabilities.
(g)The liability of the Seller (together with the other members of the Seller's Group) to pay amounts pursuant to this Clause 11.4 (other than its obligation to make further payments to the Scheme pursuant to Clause 11.4(f) in the circumstances described therein) shall be limited to the amounts contemplated under the Recovery Plan as set out in Clause 11.4(a) (as reduced pursuant to Clause 11.4(b) or 11.4(d) above).
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11.5Incentives
(a)Prior to Completion, the Seller agrees (i) to send to the Buyer for comments the form of the Cash Award Letter that will be sent to employees pursuant to Clause 11.5(b) below, to reasonably consider any comments made by the Buyer, and to send the Buyer a final version of the Cash Award Letter before sending the Cash Award Letter to employees; and (ii) that it will procure that the Cash Award Letter includes restrictive covenants for a period of not less than 12 months for any employees who currently have no such covenants in their employment contracts and for all other employees note that the terms of their existing restrictive covenants will continue to apply notwithstanding the Transaction or payment of any Cash Award, and clawback provisions in relation to any breach of such restrictive covenants.
(b)Prior to or at Completion, the Seller shall procure that:
(i)all outstanding partnership share units in any member of the Seller's Group held by employees of the Group Companies are cancelled and that any liability to Tax arising in connection with such cancellation has been settled with the relevant Tax Authority;
(ii)all outstanding restricted stock units relating to shares in any member of the Seller's Group held by employees of the Group Companies have been cancelled and that any liability to Tax arising in connection with such cancellation has been settled with the relevant Tax Authority; and
(iii)the Cash Award Letter is delivered to each employee of the Group referred to in the Cash Award Schedule, confirming the entitlement of each such employee to receive a Cash Award as set out in the Cash Award Schedule; and
(iv)50% of the Cash Awards are due to each employee of the Group Company included in the Cash Award Schedule, in accordance with and subject to the terms of Clause 11.5(c), the Cash Award Schedule and the Cash Award Letter (the "Pre-Completion Cash Awards").
(c)With regards to the payment of the Pre-Completion Cash Awards, the Buyer shall be responsible for:
(i)payment of the Pre-Completion Cash Awards within 30 days of Completion to the relevant eligible employees in the amount due to them in accordance with the terms of the Cash Award Letter and the Cash Awards Schedule, and shall provide a copy of a payroll record to the Seller showing that such payments have been made;
(ii)withholding income tax and/or employee's national insurance contributions (or any similar liability), to be accounted for to the revenue authorities in any jurisdiction, resulting from, or otherwise in connection with the Pre-Completion Cash Awards together with any other Tax payable in relation to the same (including, for the avoidance of doubt, any employer's national insurance contributions), and shall procure that any liability to Tax arising in connection with the payment of the Pre-Completion Cash Awards
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is settled with the relevant Tax Authority within the relevant time limits;
(d)With regards to any Cash Awards payable to the employees following Completion, such amounts to constitute 50% of the Cash Awards ("Post Completion Cash Awards"):
(i)the Buyer shall send to the Seller an updated draft of the Cash Awards Schedule (“Updated Awards Schedule”) not less than 45 days prior to the date the entitlement to the Post-Completion Cash Awards is confirmed in accordance with the terms of the Cash Awards Letter, showing those employees who have left the Group and those that remain in employment with the Group and so are entitled to receive their Post Completion Cash Award;
(ii)subject to receipt of the updated Cash Awards Schedule, the Seller shall procure that the aggregate gross amount of such payments which are due to the eligible employees is paid to the Buyer not less than 30 days after receipt of the Updated Awards Schedule (such date to be notified to the Seller when the Buyer sends the Updated Awards Schedule) Conditional upon receipt of such sum, the Buyer shall be required to pay to the relevant eligible employees the amount due to them in accordance with the terms of the Cash Award Letter and the Cash Awards Schedule, and provide a note in the relevant payslip (or other document provided at the same time as the payslip) of each eligible employee that such amounts were funded by the Seller together with a payroll record to the Seller showing that such payments have been made; and
(iii)if any employee in respect of which the Seller has made a payment pursuant to Clause 11.5(d)(ii) is no longer entitled to receive a Post Completion Cash Award by the time the relevant employee is due to be paid such amount, the Buyer shall promptly refund the relevant amount to the Seller.
(e)The Buyer shall be responsible for withholding income tax and/or employee's national insurance contributions (or any similar liability), to be accounted for to the revenue authorities in any jurisdiction, resulting from, or otherwise in connection with the Post Completion Cash Awards together with any other Tax payable in relation to the same (including, for the avoidance of doubt, any employer's national insurance contributions), and shall procure that any liability to Tax arising in connection with the payment of the Post-Completion Cash Awards is settled with the relevant Tax Authority within the relevant time limits.
11.6Outstanding Receivables
(a)If any amounts in relation to the Outstanding Receivables are overdue, the Buyer shall, to the extent reasonably requested by the Seller within 12 months of the date the relevant Outstanding Receivable is due and payable (as at the date of this Agreement) and provided there is in the opinion of the Buyer (acting reasonably) a reasonable prospect of recovery, then take all reasonable steps to enforce the rights of the relevant Group Company to recover amounts from the relevant counterparties in relation to the Outstanding Receivables.
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(b)The Buyer shall procure that the Group manages the contracts which are the subject of the Outstanding Receivables in the ordinary course of business and in a manner which is consistent with the way the Group deals with  other debtors. If the Buyer or any Group Company receives any payment in respect of the Outstanding Receivables (whether by way of cash, credit, set-off or any other non-cash benefit)), the Buyer must promptly pay such amount (or the equivalent of such amount) to the Seller.
(c)In the event the Seller, pursuant to Clause 11.6(a), requests the Buyer to enforce the rights of a relevant Group Company to recover amounts from the relevant counterparties in relation to the Outstanding Receivables:
(i)the Seller shall promptly pay to the Buyer (in advance) the Buyer's estimate of likely reasonably and properly incurred fees, costs and expenses of the Buyer and any Group Company in relation to such enforcement;
(ii)the Buyer shall not be required to take any action to enforce the rights of a relevant Group Company to recover amounts from the relevant counterparties in relation to the Outstanding Receivables before such amounts are agreed and paid by the Seller;
(iii)following completion of any action taken by the Buyer to enforce the rights of a relevant Group Company to recover amounts from the relevant counterparties in relation to the Outstanding Receivables, the Buyer shall provide to the Seller a breakdown of all reasonably and properly incurred fees, costs and expenses of the Buyer or any Group Company in relation to the action, together with documentary evidence in support of all such fees, costs and expenses;
(iv)in the event that the amount paid by the Seller pursuant to Clause 11.6(c)(i) exceeds the amount of reasonably and properly incurred fees, costs and expenses of the Buyer and any Group Company notified by the Buyer to the Seller in accordance with Clause 11.6(c)(iii), the Buyer shall promptly upon request refund the amount of the difference to the Seller; and
(v)the Buyer shall: consult with the Seller (following the Seller’s written request to do so) with regards to the status of any sums due in relation to the Outstanding Receivables; keep the Seller informed as to any material developments and the conduct of any enforcement proceedings relating to the Outstanding Receivables; and comply promptly with any reasonable requests for information made about the Outstanding Receivable and any proceedings related to the same.
12RESTRICTIVE COVENANTS
12.1Definitions
In this Clause 12 (Restrictive covenants):
(a)each of the following words and expressions shall have the following meanings:
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(i)"Competing Business" the operation of a business which generates in excess of 50% of its revenues (in any applicable accounting period) from Insurance Brokerage Services;
(ii)"Insurance Brokerage Services" acting as broker of newly/originally issued insurance products between corporate entities seeking to insure commercial risk and the insurers / re-insurers of such risks;
(iii)"Recognised Stock Exchange" has the meaning given to it in section 1137 of the CTA 2010;
(iv)"Restricted Parties" means BGC Partners and its Subsidiaries or subsidiary undertakings; and
(v)"Restriction Period" means the period of three years following Completion; and
(b)references to acting directly or indirectly include (without prejudice to the generality of that expression) acting alone or on behalf of any other person or jointly with or through or by means of any other person.
12.2Competition
The Seller covenants with the Buyer that during the Restriction Period, no Restricted Party shall directly or indirectly carry on or be engaged or interested in a Competing Business save that it may hold for investment up to 5% of any class of securities quoted or dealt in on a Recognised Stock Exchange. Nothing in this Clause 12.2 shall prevent any of the Restricted Parties from:
(a)complying with an obligation existing at Completion or doing anything required by applicable Law or the rules of any securities exchange or of a Regulatory Authority;
(b)the operation of any Competing Business (including the provision of working capital required by such Competing Business as long as such provision does not result in a in a change of control whereby control is conferred, sole or jointly with another party, on one or more Restricted Parties) which any Restricted Party was directly or indirectly engaged or interested in at Completion; or
(c)at any time acquiring as an incidental part of a larger acquisition an interest in a business which is a Competing Business, provided that such Competing Business does not constitute more than 25% of the net asset value of the total business acquired as part of the relevant acquisition.
12.3Employees
The Seller covenants with the Buyer that during the Restriction Period, no Restricted Party shall directly or indirectly solicit or entice away or endeavour to solicit or entice away or knowingly cause to be solicited or enticed away from any Group Company any Employee (whether or not such person would commit a breach of his contract of employment or engagement by reason of leaving), provided that:
(a)the provisions of this Clause 12.3 shall lapse and cease to apply to any Employee whose employment ceases with the Group for any reason (save in connection with any breach of this Clause 12.3) after Completion; and
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(b)this Clause 12.3 shall not prevent any Restricted Party from placing a general advertisement for the recruitment of personnel or the engagement of any consultant and engaging any person as an employee or consultant who responds to it.
12.4Severability
Each of the restrictions set out in Clauses 12.2(a), 12.2(b), 12.2(c), 12.3(a) and 12.3(b) of this Agreement is separate and severable and, in the event of any such restriction (including the defined expressions in Clause 12.1(a)(i), Clause 12.1(a)(ii), Clause 12.1(a)(iii), Clause 12.1(a)(iv) and Clause 12.1(a)(v)) being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.
12.5Benefit of restrictions
The restrictions entered into by the Restricted Parties in Clause 12.2 and Clause 12.3, are given to the Buyer for itself and for each other member of the Buyer's Group. The rights of each member of the Buyer's Group (other than the Buyer) under this Clause are subject to the provisions of Clause 25 (Third party rights).
13BUYER GUARANTEE
13.1In consideration of the entry of the Seller into this Agreement, the Buyer Guarantor irrevocably and unconditionally as primary obligor undertakes and guarantees to the Seller on demand the performance by the Buyer of all its obligations in respect of the Transaction Documents, including the due and punctual payment of all sums now or subsequently payable by the Buyer to the Seller under this Agreement.
13.2If the Buyer defaults in the performance of any obligations under any of the Transaction Documents, including the due and punctual payment of any sums now or subsequently payable by the Buyer to the Seller under this Agreement, the Buyer Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Seller as would have been received if the Buyer had duly performed that obligation and indemnify the Seller on demand from and against all Losses suffered or incurred by the Seller as a result or in connection with any such default by Buyer in the performance of its obligations.
13.3The obligations and liabilities of the Buyer Guarantor in this Clause 13 are continuing obligations and liabilities which shall remain in force until all the payment obligations of the Buyer under the Transaction Documents have been performed.
13.4The obligations of the Buyer Guarantor under this Clause 13 shall not be affected by anything which, but for this Clause 13, might operate to release or otherwise exonerate it from or affect its obligations.
13.5The obligations and liabilities contained in this Clause 13 may be enforced without the Seller first taking any action against the Buyer.
13.6The Seller may make one or more demands under this Clause 13.
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14SELLER GUARANTEE
14.1In consideration of the entry of the Buyer into this Agreement, the Seller Guarantor irrevocably and unconditionally as primary obligor undertakes and guarantees to the Buyer on demand the performance by the Seller of all its obligations in respect of this Agreement, including the due and punctual payment of all sums now or subsequently payable by the Seller to the Buyer under this Agreement.
14.2If the Seller defaults in the performance of any obligations under this Agreement, including the due and punctual payment of any sums now or subsequently payable by the Seller to the Buyer under this Agreement, the Seller Guarantor shall on demand perform (or procure the performance of) that obligation, so that the same benefits shall be conferred on the Buyer as would have been received if the Seller had duly performed that obligation and indemnify the Buyer on demand from and against all Losses suffered or incurred by the Buyer as a result or in connection with any such default by Seller in the performance of its obligations.
14.3The obligations and liabilities of the Seller Guarantor in this Clause 14 are continuing obligations and liabilities which shall remain in force until all the obligations of the Seller under this Agreement have been performed.
14.4The obligations of the Seller Guarantor under this Clause 14 shall not be affected by anything which, but for this Clause 14, might operate to release or otherwise exonerate it from or affect its obligations.
14.5The obligations and liabilities contained in this Clause 14 may be enforced without the Buyer first taking any action against the Seller.
14.6The Buyer may make one or more demands under this Clause 14.
14.7The Seller shall ensure that it maintains sufficient assets so as to satisfy its actual or potential obligations under the Deed of Indemnity.
15ANNOUNCEMENTS AND CONFIDENTIALITY
15.1Subject to the following provisions of this Clause 15 (Announcements and confidentiality), no announcement shall be made in relation to this Agreement or the Transaction Documents unless:
(a)it is in the agreed form; or
(b)it is required to be made by applicable Law or by any securities exchange or regulatory or governmental body to which a party or its Affiliates is subject, in which case that party shall to the extent reasonably practicable consult with the other party as to the form, content and timing of the announcement.
15.2Nothing in this Agreement shall restrict the Buyer after Completion from communicating with the Employees of any Group Company, any parties to any contract made with any Group Company and with any current or prospective customer of or supplier to any Group Company in relation to the fact of the acquisition of any Group Company or matters incidental to the future operations of any business of any Group Company.
15.3Nothing in this Agreement shall restrict the Seller after Completion from communicating with the employees of any member of the Seller's Group, any parties to any contract made with any member of the Seller's Group or with any
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current or prospective customer or supplier to any member of the Seller's Group in relation to the fact of the disposal of any Group Company.
15.4The parties shall not, and shall procure that none of their respective Affiliates shall, disclose or otherwise make use of (and shall use all reasonable endeavours to prevent the publication or disclosure of) any Confidential Information, unless and then only to the extent that disclosure is:
(a)pursuant to the terms of this Agreement; or
(b)made by a party to any of its Affiliates or to its and their respective directors, officers, employees and agents, to the extent required to enable such party to enforce its rights or carry out its obligations under this Agreement and who shall in each case be made aware by such party of its obligations under this Clause and shall be required by such party to observe the same restrictions on the use of Confidential Information as are contained in this Clause 15.4; or
(c)made by a party on a confidential basis to its professional advisers in connection with their provision of professional services; or
(d)made by the Buyer on a confidential basis to any insurer or broker in connection with the W&I Policy; or
(e)made by a party on a confidential basis to its (or any of its Affiliates') financiers or potential financiers in connection with their financing or refinancing arrangements; or
(f)required by a party (or any of its Affiliates') in connection with an application for a Tax clearance, grant or other concession; or
(g)made to a Tax Authority to the extent reasonably required for the purposes of the Tax affairs of the party concerned or a member of its group; or
(h)made under the terms of an announcement permitted by this Agreement; or
(i)required to be made by applicable Law or by any securities exchange or regulatory or governmental body to which the disclosing party (or any of its Affiliates) is subject provided that it shall (to the extent permitted) promptly notify the other party of this fact and take into account their reasonable requirements as to the timing, content and manner of making such disclosure; or
(j)restricted to information which at the time of disclosure is in the public domain (other than as a result of a breach by the disclosing party or any member of its Group of any of the Transaction Documents).
15.5To the extent that the Seller or any member of the Seller's Group is required to make a copy of this Agreement or the Deed of Indemnity publicly available in connection with the disclosure obligations of the Seller Guarantor as a NASDAQ listed company or otherwise, the Seller shall consult with, and take into consideration the reasonable requests of the Buyer in relation to such disclosure (including in relation to any redactions), provided always that the Seller shall not be required to procure that any amendments or redactions are made which would result in its being in breach of any relevant securities Laws.
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16ASSIGNMENT
16.1This Agreement shall be binding on and inure for the benefit of the successors and permitted assigns of the parties.
16.2Subject to Clauses 16.3 and 16.4, neither party may without the written consent of the other assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.
16.3The Buyer may without the consent of any Seller Party:
(a)assign all or any of its rights under this Agreement to any member of the Buyer's Group provided that before ceasing to be a member of the Buyer's Group any assignee shall assign all assigned rights back to the Buyer or another member of the Buyer's Group; and
(b)charge and/or assign all or any of its rights under this Agreement to any person by way of security for borrowings.
16.4The Seller may without the consent of the Buyer assign all or any of its rights under this Agreement to any member of the Seller's Group provided that before ceasing to be a member of the Seller's Group any assignee shall assign all assigned rights back to the Seller or another member of the Seller's Group.
16.5In relation to any assignment under Clauses 16.3 and 16.4:
(a)the assignor shall notify the other party as soon as reasonably practicable (and in any event within two Business Days) of the assignment;
(b)any assignee shall not be entitled to receive under this Agreement any greater benefit than the assignor would have been entitled to under this Agreement, and no party shall incur any increase in liability under this Agreement which would not have occurred but for the assignment; and
(c)if an obligation to assign back rights has arisen, no person shall be entitled to exercise the rights in question until such assignment has been completed as required.
17ENTIRE AGREEMENT
17.1The Transaction Documents contain the entire agreement between the parties, and replace all previous agreements and understandings between them, relating to their subject matter.
17.2The parties agree that no representations, warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents, and they are not relying on any representation, warranty, undertaking or promise, other than those which are expressly stated in a Transaction Documents.
17.3Other than in relation to a statement made fraudulently:
(a)neither party shall have any right or remedy in respect of any statement (whether negligent or innocent) not set out in the Transaction Documents upon which it relied in entering into the Transaction Documents; and
(b)the only right or remedy that a party shall have in connection with the Transaction Documents (including for any statement repeated or deemed
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made in it, whether negligent or innocent) shall be for breach of contract and neither party shall be entitled to rescind or (except as otherwise expressly provided in this Agreement) terminate this Agreement nor shall they have the right to bring a claim in tort or under the Misrepresentation Act 1967 in connection with the Transaction Documents.
17.4Any terms or conditions which may be implied by Law in relation to the Transaction are excluded to the fullest extent permitted by Law or, if and to the extent incapable of exclusion, any right or remedy in relation to them is irrevocably waived.
18NON-RECOURSE
18.1Any claim under or in connection with a Transaction Document (including its negotiation or performance) may be made only against the persons expressly identified as parties in the preamble to that Transaction Document (each such person being, in relation to the relevant document, a "Transaction Party").
18.2To the maximum extent permitted by applicable law, any person who is not a Transaction Party in relation to a Transaction Document (including any shareholder, director, officer, employee, agent or adviser to any Transaction Party) (each a "Non-Party"), shall not have any liability under or in connection with that document (including its negotiation or performance, or in connection with the Warranties or any facts, matters or circumstances which may or might have been disclosed) and the parties hereby waive and release, and undertake to procure the release and waiver by any Affiliate of it (including in the case of the Buyer, each member of the Group) of, all claims against and liabilities of any Non-Party.
19FURTHER ASSURANCE
Each party shall from Completion at the cost of the requesting party execute any document and do anything else that the requesting party reasonably required to give effect to the transfer of the Shares provided for in this Agreement.
20COSTS
Except as provided otherwise in any Transaction Document, each party shall pay the costs and expenses incurred by it in connection with the Transaction Documents.
21TERMINATION
21.1Subject to Clause 21.2, this Agreement shall automatically terminate with immediate effect and each party's rights and obligations shall cease to have force and effect:
(a)if, before Completion, a Material Adverse Change has occurred and the Buyer gives notice to the Seller that it wishes to terminate this Agreement;
(b)in the circumstances contemplated by Clause 4.11 or Clause 4.15; or
(c)if the Buyer or the Seller gives notice to the other pursuant to Clause 6.4(c).
21.2If this Agreement is terminated or terminates in accordance with Clause 21.1:
(a)no party shall have any claim under this Agreement except in respect of any rights and liabilities which have accrued in consequence of a breach of
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this Agreement before termination or under any of the Surviving Provisions; and
(b)the Surviving Provisions and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this Agreement shall survive termination.
22PAYMENTS
22.1All sums payable under or pursuant to this Agreement shall be paid free of:
(a)any counterclaim or set-off of any kind; or
(b)any other deduction or withholding, except those required by Law.
22.2If any deductions or withholdings from payments (other than any payment in respect of the Consideration, Clause 8 (Seller Indemnities), or Clause 11.4 (Pensions)) made by a Party (the "Payor") to the other Party under this Agreement are required by law, or any such payments are liable for Taxation, or would have been liable for Taxation but for the utilisation of any Tax relief in respect of such liability, the Payor be liable to pay to the recipient such further sums as shall be required to ensure that the net amount received by the recipient will equal the full amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions, withholdings or Taxation liabilities.
22.3Any payment required to be made pursuant to this Agreement shall be effected by crediting for same day value the account specified in this Agreement (or such other account in the UK as the party may notify to the other on no less than two Business Days' notice) by way of electronic transfer on or before the due day for payment. If a party defaults in making payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on that sum from the date when payment was due until the date of actual payment (after as well as before judgment) at 3% above the official bank rate of the Bank of England in force from time to time. The interest payable shall accrue from day to day.
22.4Any payment by the Seller in respect of a claim under the Warranties or otherwise made pursuant to this Agreement shall, to the fullest extent permissible by Law, be treated as reducing the Consideration paid by the Buyer and received by the Seller for the Shares.
22.5The receipt by the Seller's Solicitors of the Consideration payable under paragraph 1(a) of Part 2 of Schedule 4 shall discharge the Buyer's obligation to pay that sum.
22.6Clause 22.2 shall not apply to the extent that the deduction, withholding or Tax would not have arisen but for:
(a)the recipient not being tax resident in the UK; or
(b)an assignment by a party of its rights under this Agreement, but only to the extent:
(i)that the deduction, withholding or Tax are greater than the deductions, withholdings or Tax which would have arisen had no such assignment taken place; or
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(ii)the payment is taxable as income in the hands of the relevant assignee provided that this Clause 22.6(b)(ii) shall not apply to restrict the effect of Clause 22.2 where the relevant payment would have been taxable as income in the hands of the recipient.
23VAT GROUP LIABILITIES AND PAYMENT ARRANGEMENTS
23.1With regard to VAT (and without prejudice to the rights of the Purchaser to make any claim under this Agreement or the Management Warranty Deed), the Seller shall procure that an application is made to HM Revenue & Customs ("HMRC") pursuant to Section 43B of the VATA 1994 for the exclusion of each Group Company which is a member of the Seller's VAT Group from that VAT group registration and for the exclusion to take effect no later than the date of Completion.
23.2The Seller covenants with the Buyer that it will pay to the Buyer on demand an amount equal to any liability (including where such liability is relieved by way of Tax relief) for Tax (together with any interest and penalties thereon) of any of the Group Companies for which the relevant Group Company is liable where such liability relates to or arises in respect of Tax for which any member of the Seller's Group is primarily liable or which is primarily attributable to that person but is chargeable on the relevant Group Company as a result of, or by reference to, such Group Company having been at any time prior to or at Completion in the Seller's VAT Group.
24EFFECT OF COMPLETION
Obligations under this Agreement which have not been fully performed by or on Completion and the rights and remedies available under it shall remain in full force and effect despite Completion.
25THIRD PARTY RIGHTS
25.1The parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 save for:
(a)the rights of each Group Company and of any director, Employee, agent or officer of each Group Company to enforce the provisions of Clause 7.4; and
(b)the rights of each member of the Buyer's Group (other than the Buyer) to enforce the provisions of Clause 8 (Seller Indemnities) and Clause 12 (Restrictive covenants).
25.2The parties may terminate or vary or waive any right or obligation under this Agreement without the consent of any third party.
26WAIVER
A failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of that right or remedy. A single or partial exercise of any right or remedy shall not prevent the further exercise of that right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any other breach.
27VARIATIONS
No variation of this Agreement or any Transaction Document shall be effective unless it is in writing and signed by or on behalf of each party.
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28INVALIDITY
The illegality, invalidity or unenforceability of any provision of this Agreement (in whole or in part) under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.
29COMMUNICATIONS
29.1Any communication under or in connection with this Agreement must be in English, in writing, signed by or on behalf of the person making it and delivered by hand or sent by recorded delivery, post (or airmail, if the destination is outside the country of origin), or email to the relevant party at its address and for the attention of the individual set out below (or as notified in accordance with this Clause 29 (Communications).
(a)The Buyer
Address:        2 Minster Court, Mincing Lane, London, EC3R 7PD
Email address:        antony.erotocritou@ardonaghspecialty.com
Attention:        Antony Erotocritou
With a copy to:             Geoff Gouriet, General Counsel, The Ardonagh Group Limited,
Address:        2 Minster Court, Mincing Lane, London, EC3R 7PD
Email address:        Geoff.gouriet@ardonagh.com
(b)The Buyer Guarantor
Address:        2 Minster Court, Mincing Lane, London, EC3R 7PD
Email address:        Geoff.gouriet@ardonagh.com
Attention:        Geoff Gouriet, General Counsel
(c)The Seller
Address:            5 Churchill Place, Canary Wharf, London, United Kingdom, E14 5RD
Email address:            #London-Legal@bgcpartners.com and JLightbourne@bgcpartners.com
Attention:        General Counsel
(d)The Seller Guarantor
Address:        499 Park Avenue, New York, NY 10022, USA
Email address:            #London-Legal@bgcpartners.com and JLightbourne@bgcpartners.com
Attention:        General Counsel
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29.2A party may notify a change to its details specified in Clause 29.1. The new address shall take effect two Business Days after receipt of that notice or such later date as may be specified in the notice.
29.3Without evidence of earlier receipt, communications complying with Clause 29.1 are deemed received:
(a)if delivered by hand, at the time of delivery; or
(b)if sent by "Special Delivery 9.00am/Next Day" or "Recorded Signed For" delivery, at 9.00am on the second Business Day after posting, or (if sent by airmail) fifth, Business Day after posting; or
(c)if sent by email, at the earlier of:
(i)the time a return receipt is generated automatically by the recipient's email server;
(ii)the time the recipient acknowledges receipt; and
(iii)24 hours after transmission (save with regards to a notice given pursuant to Clause 5.8(c) which shall be deemed to be received one hour after transmission (or at 9.00am on the next day, whichever is the later).
unless the sender receives notification that the email has not been successfully delivered, except that if deemed receipt would occur before 9.00am on a Business Day, it shall instead be deemed to occur at 9.00am on that day and if deemed receipt would occur after 5.00pm on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00am on the next Business Day. References in this Clause 29 (Communications) to a time of day are to the time of day at the location of the recipient.
29.4In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and posted by prepaid recorded delivery post or prepaid airmail, or the email was sent to the appropriate email address and dispatch of transmission from the sender's external gateway was confirmed as specified pursuant to Clause .
29.5If a person for whose attention communications must be marked or copied has been specified pursuant to Clause 29.1, a communication will be effective only if it is marked for that person's attention or copied to that person (as the case may be).
29.6This Clause 29 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.
30COUNTERPARTS
This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart. Facsimile, pdf or other electronic signatures shall be valid and binding to the same extent as original "wet ink" signatures.
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31GOVERNING LAW AND JURISDICTION
31.1This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.
31.2The English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.
31.3Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).
31.4Nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

Signed by the duly authorised representatives of the parties on the date of this Agreement
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Schedule 1
Details of the Group Companies
[REDACTED]

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Schedule 2
Reserved Matters
1.Issue, or grant any option in respect of, any share or loan capital.
2.Vary its share capital or the rights attaching to it in any way (save pursuant to the Seller Restructuring).
3.Declare, make or pay any dividend or other distribution other than to another Group Company unless such distribution is made with a resulting deduction of Cash being reflected in the Completion Accounts and does not result in a reduction in the working capital of any Group Company below the amount required for the Group Company to operate its business in the ordinary course.
4.Create, extend, grant or issue a new mortgage, charge, debenture or other Encumbrance over any material asset (other than those arising in the ordinary course of business or by operation of Law).
5.Acquire or dispose of any shares or any other interest in any body corporate or, outside of the ordinary course of business, any material assets (being assets with an individual value in excess of £250,000 (or the equivalent in the relevant currency)), business or undertakings, save pursuant to the Seller Restructuring.
6.Pass any resolution by its members in general meeting which are outside of the ordinary course of business or make any alteration to its articles of association.
7.Enter into, vary or terminate any contract, liability or commitment which is outside of the ordinary course of business and is likely to (having regard to the terms of that agreement) involve expenditure or liability which exceeds £250,000 (or the equivalent in the relevant currency) except for (i) the renewal of any existing contracts on substantially similar terms, and (ii) arranging the removal of the Group from any Seller Group contractual arrangements with effect from Completion which are necessitated by the removal of the Group from Seller's Group at Completion (including, without limitation, any inter-group agreements relating to data sharing arrangements and shared services arrangements), provided such removal does not (x) result in a Group Company incurring any costs, expenses, fees or charges payable to a member of the Seller's Group (other than the payment of any ordinary course outstanding shared services payment for services previously rendered), or (y) prevent any Group Company from operating its business in the ordinary course prior to Completion.
8.Other than in relation to (i) the Seller Restructuring, (ii) repayment of any other inter-group loans, or (iii) obtaining inter-group financing for working capital requirements: repay before the stated repayment date, acquire, redeem or create any borrowings or other indebtedness or obligation in the nature of borrowings (including obligations pursuant to any debenture, bond, note, loan stock or other security and obligations pursuant to finance leases) in excess of £250,000, other than borrowings in the ordinary course of business or under facilities available to it at the date of this Agreement which have been disclosed to the Buyer.
9.Other than in the ordinary course of business or to another Group Company, give any new guarantee or indemnity in relation to, or assume any of, the obligations or liabilities of any other person.
10.Other than in the ordinary course of business: (i) make any advance, loan or deposit of money or (ii) cancel, release or assign any indebtedness owed to it.
11.Make, or agree to make, any new capital commitments or expenditure exceeding £250,000 (or the equivalent in the relevant currency, other than in the ordinary course of business.
12.Acquire any interest in material real property or enter into or terminate or fail to renew any material lease of real property.
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13.Materially breach any covenants on its part that are contained in any lease or licence of any material real property held or occupied by it.
14.Enter into, amend the terms of, or terminate any material partnership, joint venture or other profit sharing agreement, provided that a counterparty's termination of such an agreement shall not be a breach of this paragraph.
15.Cease using any material trading name, logo or trade marks used regularly by the Group at the date of this Agreement.
16.Fail to take any reasonable action to defend or preserve any material Intellectual Property owned by the Group (where the Seller or any Group Company has actual knowledge of the need to take steps to preserve or defend the same).
17.Commence any litigation in respect of a claim for more than £750,000 (or the equivalent in the relevant currency) or settle, compromise or admit liability with respect to any claim with a value of more than £750,000 (or the equivalent in the relevant currency) (in each case other than in connection with routine debt collection).
18.Make any material change to the terms and conditions of employment (contractual or non-contractual) of any Employee whose salary exceeds £175,000 per annum (or the part time equivalent) or any director, provided that a counterparty's termination of such an agreement in the ordinary course of business shall not be a breach of this paragraph.
19.Other than bonuses paid in line with previous practice and in accordance with the terms of an Employee's employment agreement, pay any bonuses in excess of £175,000 to any Employee or officer of a Group Company, or to any spouse or family member of any such Employee or officer, or to any trust to which any such person is the beneficiary.
20.Other than in the ordinary course of business, dismiss any of its Employees or directors whose salary exceeds £175,000 per annum (or the part time equivalent) or employ or engage (or offer to employ or engage) any person whose salary exceeds £175,000 per annum (or the part time equivalent).
21.Create any new or materially amend any Employee share scheme (save with regards to any changes which are required pursuant to the Transaction).
22.Adopt or participate in any pension scheme (other than its existing pension schemes) or materially amend any of its existing pension schemes or materially vary or cease contributions made to any such scheme (other than in accordance with its terms or the instructions or election of (or pursuant to a contractual obligation owed to) a participant to such scheme and excluding any routine administrative amendments initiated by the relevant pension provider).
23.Other than in the ordinary course of business, cancel, fail to renew or replace or vary (other than on renewal on substantially the same terms if commercially available) any terms of any of its material policies of insurance, knowingly take any action which invalidates any of its material policies of insurance or take out any additional or replacement policies of insurance (other than renewals of the policies of insurance on substantially the same terms (if commercially available) as those in force at the date of this Agreement).
24.Make any proposal for the voluntary winding up or voluntary liquidation of any Group Company (other than any company which may be dormant at the date hereof).
25.Initiate any scheme or plan of arrangement, reconstruction, amalgamation or demerger.
26.Save where the impact of any such action is immaterial to the Group, make, revoke or change any Tax election, adopt or change any Tax accounting method, practice or period, grant or request a waiver or extension of any limitation on the period for audit
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and examination or assessment and collection of Tax, file any amended tax return or settle or compromise any contested Tax liability.
27.Change its residence for any Tax purpose or establish a branch or permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of incorporation.
28.Change its auditors or make any material change to its accounting practices or policies, except where such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in law, or change its accounting reference date.
29.Enter into (or commit to enter into) any contract or arrangement with any individual (whether directly or indirectly) which has a fixed term of more than 3 years.
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Schedule 3
Adjustments to Consideration
Part A
1INTERPRETATION
For the purposes of this Schedule 3, the following additional terms are defined:
79"Accounting Policies" means the accounting principles, bases, conventions, rules and estimation techniques set out or referred to and applied in the order of priority set out in Part B of Schedule 3;
80"Accounts" means the unaudited, aggregated trial balances of the Group Companies, as at and for the financial period ended on the Accounts Date as disclosed;
81"Accounts Date" means 31 December 2020;
82"Buyer's Accountants" means such accountants as the Buyer may from time to time nominate to act on the Buyer's behalf in connection with the Completion Accounts;
83"Cash" means, in respect of the Group, the aggregate amount of all:
(a)cash at bank and cash in hand per the reconciled cash book;
(b)any additional items required to be included in Cash in accordance with Part B of Schedule 3 (Accounting policies); and
(c)any amounts which may have been accounted for as trapped or restricted cash which are in excess of the Deductible Trapped Cash Amount,
84in each case as at the Effective Time and calculated in accordance with, and on the basis of, the Accounting Policies, but in any case excluding the Deductible Trapped Cash Amount;
85"Completion Accounts" means the consolidated balance sheet of the Group as at the Effective Time prepared in accordance with the Accounting Policies and in the form of the Pro-Forma Balance Sheet, which for the avoidance of doubt is not required to be audited nor prepared to an audit standard;
86"Completion Statement" means the statement of the Enterprise Value, Cash, Debt, Target Working Capital and Working Capital, as determined in accordance with the Completion Accounts (as applicable), together with the resulting calculation of the Final Consideration, in the form set out the Pro-Forma Completion Statement;
87"Debt" means in respect of the Group, the aggregate amount of indebtedness of the Group as at the Effective Time (or in respect of item (l) below, as at Completion) which arises as a result of any of the foregoing:
(a)for borrowed monies from banks or other persons (including any intercompany balances payable by any Group Company to the Seller's Group) and other financial indebtedness in the nature of borrowing:
(b)liabilities under all interest and non-interest bearing borrowings or other financing liabilities or obligations, overdrafts, credit facilities, revolving facilities and any other liabilities in the nature of borrowed money (whether
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secured or unsecured) from any bank, financial institution, or other entity or person;
(c)all reimbursement or payment obligations with respect to letters of credit, bills, bonds, notes, debentures or loan stock and other similar instruments;
(d)all obligations evidenced by notes, bonds or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(e)all obligations or liabilities in respect of the purchase price of any (i) assets which have been acquired in connection with the acquisition of a business as a going concern or (ii) shares (or similar securities) in a corporate vehicle, but excluding trade payables entered into in the ordinary course of business (which for the avoidance of doubt shall be included in Working Capital);
(f)any transaction costs and bonuses (including retention bonuses, long term incentive plans or similar) related to or crystallising as a result of the Transaction (including employer's national insurance and any other related taxes thereon);
(g)all net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements which are owed to third parties (being entities which are not members of the Seller’s Group) that will be payable upon termination thereof (assuming they were terminated on the Effective Time);
(h)any obligations in respect of dividends declared or other distributions (other than to another Group Company) to the extent unpaid at the Effective Time;
(i)any accrued but unpaid obligations to pay corporation tax which relate to the period prior to the Effective Time;
(j)any amounts due or payable to any directors of any Group Company by way of director loans;
(k)any obligations in respect of litigation claims which are first notified to a Group Company between the date of execution of this Agreement and the Completion Date to the extent not covered by error and omission insurance or the W&I Policy (including any accrued third party costs, charges and expenses, whether or not payable), in each case (i) to the extent such claim has been agreed or determined as payable by a competent court or arbitral tribunal prior to the time that the Draft Documents are delivered by the Buyer to the Seller in accordance with paragraph 3.2 of Part A of Schedule 3 and is unpaid prior to the Effective Time the amount to be included as Debt shall be the amount agreed or determined; (ii) to the extent such claim has not been so agreed or determined prior to such time, the claim shall be assessed using the same accounting principles, policies, procedures, methods, practices and techniques (including in respect of the exercise of management judgment) actually applied in the preparation of the Accounts; (iii) excluding any amounts which are excluded from the Completion Accounts in accordance with paragraph of Part B of Schedule 3;
(l)the following liabilities or costs suffered or incurred by any Group Company prior to Completion in respect of the Indemnified Matter (as defined in the
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Deed of Indemnity): (i) to the extent the Indemnified Matter is agreed or determined as payable by a competent court or arbitral tribunal and such amount is unpaid prior to Completion, the amount agreed or determined; (ii) any accrued obligations in respect of third party costs, charges and expenses in relation to the Indemnified Matter, whether or not payable; and (iii) any liability to Tax in relation to the Indemnified Matter or in relation to any such third party costs, charges and expenses;
(m)any Non-Current Liabilities to the extent such liabilities are required to be recognised on a balance sheet in accordance with UK GAAP using the same accounting principles, policies, procedures, methods, practices and techniques (including in respect of the exercise of management judgment) actually applied in the preparation of the Accounts but excluding any items specifically referred to in paragraphs (a) to (l) above; and
(n)any additional items required to be included in Debt in accordance with Part B of Schedule 3 (Accounting policies), in each case, together with any interest accrued and any penalties, fees, premium, expenses or breakage costs incurred in connection with the repayment of such indebtedness as at the Effective Time and calculated in accordance with, and on the basis of, the Accounting Policies, but in any case excluding any unamortised debt issuance costs;
88"Deductible Trapped Cash Amount" means the fixed sum of £1,600,000;
89"Draft Documents" has the meaning given in paragraph 3.1 of Part A of this Schedule 3;
90"Effective Time" means immediately prior to Completion or (if Completion takes place on a date that is not the first day of a calendar month) 00.01 on the first day of the calendar month in which Completion takes place;
91"Exchange Rate" means with respect to a particular currency on a particular date, the closing rate daily mid-point rate of exchange for that currency into USD$ as set out on the website Oanda.com;
92"Final Consideration" means the sum of:
(a)the Enterprise Value;
(b)plus an amount equal to Cash;
(c)minus an amount equal to Debt;
(d)plus the amount by which the Working Capital exceeds the Target Working Capital, or minus the amount by which the Working Capital is less than the Target Working Capital,
93in each case determined by reference to the Completion Accounts (as applicable);
"Non-Current Liabilities" means any non-current liabilities that have previously been classified as current liabilities which, by the action of the Seller outside of the ordinary course of business have had their settlement terms extended resulting in the liability being classified as non-current.
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94"Pro-Forma Balance Sheet" means the pro-forma balance sheet in Part C of this Schedule 3 (including the Working Capital calculations);
95"Pro-Forma Completion Statement" means the pro-forma completion statement in Part D of this Schedule 3;
96"Seller's Accountants" means such accountants as the Seller may from time to time nominate to act on the Seller's behalf in connection with the Completion Accounts;
97"Target Working Capital" means USD$27,770,000;
98"UK GAAP" means generally accepted accounting practice in the United Kingdom (specifically Financial Reporting Standard 102) as issued or adopted by the FRC; and
99"Working Capital" means, in respect of the Group as at the Effective Time, (i) the aggregate current assets less the aggregate current liabilities, and (ii) any additional items required to be included or excluded in accordance with Part B of Schedule 3 (Accounting policies), in each case excluding, for the avoidance of doubt, any items included in Cash or Debt, calculated in accordance with, and on the basis of, the Accounting Policies.
2ADJUSTMENTS TO CONSIDERATION
2.1If the Final Consideration exceeds the Estimated Consideration (the amount of such difference being the "Excess"), the Buyer shall pay to the Seller an amount equal to the Excess, by way of additional consideration, on the date and in the manner specified in paragraph 2.3 of Part A of this Schedule 3.
2.2If the Final Consideration is less than the Estimated Consideration (the amount of such difference being the "Deficit"), the Seller shall pay to the Buyer an amount equal to the Deficit, as a repayment of consideration, on the date and in the manner specified in paragraph 2.3 of Part A of this Schedule.
2.3Any Excess or Deficit shall become payable on the Business Day which is or immediately follows the date which is 15 Business Days after the final agreement or determination of the Completion Accounts and Completion Statement under this Schedule 3 and shall be paid by electronic transfer to the account of Seller or (as the case may be) the account of the Buyer, the details of such account(s) to be notified at least three Business Days in advance to the party making the payment by the party receiving the Excess or the Deficit (as the case may be). Any amount payable under paragraphs 2.1 or 2.2 of Part A of this Schedule 3 shall be made in full without any set off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable by any party to any other party under this Agreement.
2.4If the Intragroup Indebtedness owing at the Effective Time from any member of the Group to any member of the Seller's Group as finally agreed following the finalisation of the Completion Accounts is:
(a)greater than the amount of such Intragroup Indebtedness repaid, settled or capitalised immediately prior to Completion pursuant to paragraph 2 of Schedule 4, the Buyer shall procure that the relevant member(s) of the Group promptly pay the amount of the difference to the relevant member(s) of the Seller's Group; or
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(b)less than the amount of such Intragroup Indebtedness repaid, settled or capitalised immediately prior to Completion pursuant to paragraph 2 of Schedule 4, the Seller shall procure that the relevant member(s) of the Seller's Group promptly pay the amount of the difference to the relevant member(s) of the Group.
2.5If the Intragroup Indebtedness owing at the Effective Time from any member of the Seller's Group to any member of the Group as finally agreed following the finalisation of the Completion Accounts is:
(a)greater than the amount of such Intragroup Indebtedness repaid, settled or capitalised immediately prior to Completion pursuant to paragraph 2 of Schedule 4, the Seller shall procure that the relevant member(s) of the Seller's Group promptly pay the amount of the difference to the relevant member(s) of the Group; or
(b)less than the amount of such Intragroup Indebtedness repaid, settled or capitalised immediately prior to Completion pursuant to paragraph 2 of Schedule 4, the Buyer shall procure that the relevant member(s) of the Group promptly pay the amount of the difference to the relevant member(s) of the Seller's Group.
3PREPARATION OF COMPLETION ACCOUNTS
3.1The Buyer shall prepare the draft Completion Accounts and the draft Completion Statement in good faith and in accordance with the Accounting Policies (the "Draft Documents"). The Seller shall, and shall use its reasonable endeavours to procure that the Seller's Accountants and any current or former auditors of the Group shall, provide to the Buyer and the Buyer's Accountants all reasonable assistance to prepare the Draft Documents, including access to books and records and calculations as may be reasonably requested by the Buyer and the Buyer's Accountants.
3.2The Buyer shall deliver the Draft Documents to the Seller and the Seller's Accountants within 45 Business Days following Completion.
3.3The Buyer shall, and shall use its reasonable endeavours to procure that the Buyer's Accountants shall, provide to the Seller and the Seller's Accountants all reasonable assistance for the Seller's review of the Draft Documents, including access to all books and records, relevant employees, calculations and working papers and providing electronic copies as may reasonably be requested by the Seller or the Seller's Accountants.
3.4The Seller or the Seller's Accountants shall notify the Buyer in writing within 20 Business Days of receipt of the Draft Documents (such period being the "Review Period") stating whether the Seller disputes that the Draft Documents were prepared in accordance with this Agreement and, if they do so dispute, such written notification shall give reasonable details of each matter or item in dispute and any adjustments (including an estimated quantification of such adjustments) which, in the opinion of the Seller or the Seller's Accountants, should be made and a summary of the reasons for such adjustments (the "Disputed Details").
3.5If, during the Review Period, the Seller:
(a)serves a written notice on the Buyer confirming its agreement with the Draft Documents, such Draft Documents shall comprise the Completion Accounts and the Completion Statement for the purposes of this Agreement; or
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(b)does not serve a notice of the Disputed Details, the Draft Documents shall, with effect from expiry of the Review Period, comprise the Completion Accounts and the Completion Statement for the purposes of this Agreement and shall be binding and final on the Parties.
3.6If the Seller serve a notice of the Disputed Details on the Buyer pursuant to paragraph 3.4 of this Schedule 3, then within 20 Business Days from the date of the Buyer's receipt of the Disputed Details, the Buyer may (but shall not be obliged to) submit to the Seller written notification giving reasonable details of its response to the Disputed Details (the "Buyer Dispute Response"). In the case of disagreement, the Seller and the Buyer shall meet and discuss the Disputed Details and the Buyer Dispute Response with a view to reaching agreement within 30 Business Days of receipt of the Buyer Dispute Response (or if no such response is submitted, within 20 Business Days after the end of the period during which the Buyer is permitted to submit a Buyer Dispute Response) on such adjustments (if any) to the Draft Documents as are acceptable to the Seller and the Buyer in order to put such draft documents in final form.
3.7If the Seller is satisfied with the Draft Documents after any adjustments agreed between the Seller and the Buyer in accordance with paragraph 3.6 of this Schedule 3, then such Draft Documents shall comprise the Completion Accounts and Completion Statement for the purposes of this Agreement.
3.8If the Buyer and the Seller fail for any reason to resolve any matters still in dispute either:
(a)if the Buyer does not submit a Buyer Dispute Response, within 20 Business Days of receipt by the Buyer of the Disputed Details; or
(b)if the Buyer submits a Buyer Dispute Response, within 20 Business Days of receipt by the Seller of the Buyer Dispute Response, either the Buyer or the Seller may, by written notice to the other, require any matters in the Disputed Details and the Buyer Dispute Response (if any) which remain in dispute to be referred to an independent accountant, who shall be a partner in an independent firm of internationally recognised chartered accountants (the "Expert Accountant").
3.9If a notice is served by either the Seller or the Buyer pursuant to paragraph 3.8 of this Schedule 3, the Seller and the Buyer shall use their reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert Accountant and to agree the terms of appointment with the Expert Accountant. Neither the Seller nor the Buyer shall unreasonably withhold its agreement to the terms of appointment proposed by the other or the Expert Accountant.
3.10If the Seller and the Buyer fail to agree on an Expert Accountant and/or their terms of appointment within 20 Business Days of either the Seller or the Buyer serving details of the proposed Expert Accountant on the other, then the Seller and the Buyer shall (unless they agree otherwise) promptly make a joint application to request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate the Expert Accountant and/or to agree the terms of appointment on behalf of the Seller and the Buyer (and in the absence of such joint application, either the Seller or Buyer may make a single application). In giving such direction, the Parties must instruct the President to ensure that the person selected to be the Expert Accountant:
(a)is a UK-based person;
11/66881024_3452

(b)has significant experience of completion-accounts disputes;
(c)is in a position to act as the Expert Accountant; and
(d)is a partner in a top 10 independent firm of internationally recognised chartered accountants (other than PWC, EY or Deloitte).
3.11In giving his decision, the Expert Accountant shall state what adjustments (if any) are necessary to the Draft Documents in order for them to have been prepared in accordance with this Agreement. Such Draft Documents shall, subject to and following any such adjustments, comprise the Completion Accounts and Completion Statement for the purposes of this Agreement.
3.12If there is a referral to an Expert Accountant, the following provisions shall apply:
(a)the Buyer (or the Buyer's Accountants) and the Seller (or the Seller's Accountants) shall each prepare a written statement on the matters in dispute which, together with any relevant documents, shall be submitted to the Expert Accountant and to the other Party;
(b)the Buyer and the Seller may submit one set of written comments on the other Party's written statement to the Expert Accountant;
(c)the Expert Accountant shall be directed to make his or her determination of the Final Consideration an amount that is not higher than the amount submitted by the Seller in the Disputed Details, and not lower than the amount submitted by the Buyer in the Buyer Dispute Response;
(d)the Expert Accountant shall act as an expert and not an arbitrator and shall be directed to determine any dispute by reference to the Accounting Policies;
(e)except if the Seller and the Buyer agree otherwise, the Expert Accountant shall be entitled:
(i)to stipulate the time period within which the Parties shall prepare and submit the written statement and written comments referred to in this paragraph 3.12 (such time period to be not more than 15 Business Days) and to disregard any written statement or written comments not delivered to the Expert Accountant within the time period so stipulated;
(ii)to require the Buyer and Seller and their respective accountants to attend one or more meetings and to raise enquiries of them about any matters which the Expert Accountant considers relevant;
(iii)in the absence of agreement between the Buyer and Seller, to determine the procedure to be followed in undertaking the expert determination, insofar as the procedure is not set out herein; and
(iv)to appoint advisers (including legal advisers) if required;
(f)the Buyer and the Seller shall cooperate with the Expert Accountant and use all reasonable endeavours to procure that the Expert Accountant is given all such assistance and access to documents and other information as he or she may reasonably require in order to make his decision;
11/66881024_3453

(g)the Expert Accountant shall be required to give his or her decision on matters in dispute arising out of the Disputed Details (and the Buyer Dispute Response, if any), with written reasons for his decision, within 30 Business Days of the date of his appointment; and
(h)save in the case of fraud or manifest error the decision by the Expert Accountant shall be final and binding on all concerned.
3.13Subject to paragraph 3.14, each party shall bear its own costs in connection with the preparation of the Completion Accounts and the Completion Statement.
3.14The costs of the Expert Accountant (including the cost for his or her appointment, his expenses and the costs of any advisers to the Expert Accountant) shall be borne by the Seller and the Buyer in such proportions as the Expert Accountant shall determine in his absolute discretion (or, in the absence of any such determination, by the Seller and the Buyer in equal amounts).
3.15For the avoidance of doubt, no provision of this paragraph 3 shall apply in relation to the Estimated Completion Accounts.

11/66881024_3454

PART B

ACCOUNTING POLICIES
1HIERARCHY
3.1The Completion Accounts shall be prepared on the following basis:
3.1.1first, strictly in accordance with the specific accounting policies set out in paragraph 2 of Part B of this Schedule 3 (the "Specific Accounting Policies");
3.1.2secondly, subject to paragraph 1.1.1 and save to the extent that they are inconsistent with the Specific Accounting Policies, using the accounting principles, policies, procedures, methods, estimation techniques and classifications of the Group applied in accordance with the bases and methodologies consistent with the preparation of the Accounts as at the Accounts Date to the extent that such accounting principles, policies, procedures, methods, estimation techniques and classifications of the Group applied in accordance with the bases and methodologies (and the amounts resulting from their application) are in accordance with UK GAAP as at the Accounts Date; and
3.1.3thirdly, subject to paragraphs 1.1.1 and 1.1.2 according to UK GAAP in force and as applicable as at the Accounts Date.
3.2For the avoidance of doubt, paragraph 1.1.1 shall take priority over paragraph 1.1.2 and paragraph 1.1.2 shall take priority over paragraph 1.1.3.
2SPECIFIC ACCOUNTING POLICIES
2.1The Completion Accounts shall be prepared:
2.1.1.on a consolidated basis as at the Effective Time from the general ledgers of the Group Companies as if the Effective Time was the end of the financial and tax year, including performance of all normal year-end 'close the books' processes and accounting procedures (to the extent consistent with UK GAAP), including (but not limited to) detailed assessment of prepayments and accruals, full balance sheet reconciliations with unsubstantiated assets written off and appropriate cut-off procedures;
2.1.2.in the format set out in Part C of this Schedule 3, being an indicative illustration of the provisions of Part B of this Schedule 3 and the definitions in Part A of this Schedule 3 illustrated as if the Effective Date had been 31 December 2020. Where an account balance classification or accounting treatment is specified, (and in some cases as a USD$ number), within relevant definitions contained in Part A of this Schedule 3 and the other accounting policies in Part B of this Schedule 3, such classification, accounting treatment, or value where applicable, shall override the classification (or omission) or value of that account in Part C of this Schedule 3;
2.1.3.on a going-concern basis and shall exclude the effect of change of control or ownership of the Group and will not take into account the effects of any post-Completion reorganisations or the post-Completion intentions or obligations of the Buyer;
2.1.4.so that there is no double counting (whether positive or negative) of any item to be included in the Completion Accounts and any liabilities (and
11/66881024_3455

associated insurance receivable) to the extent covered by a valid current insurance policy are excluded (other than any excess deductible under the insurance policy and directly attributable costs, in each case to the extent payable at the Effective Time, which will be included as a liability within Working Capital);
2.1.5.so as to be drawn up in USD$. Assets and liabilities in the Completion Accounts denominated in a currency other than USD$ shall be converted into USD$ using the Exchange Rate, or such other point of reference as the parties shall agree;
2.1.6.so as to only take account of events taking place after the Effective Time if they are "adjusting events"(as defined in Section 32 of FRS 102: "Events after the end of the Reporting Period") and only having regard to information available to the Parties up until the time the Buyer delivers the Draft Completion Accounts to the Seller under Part A of this Schedule 3 (the "Cut-off Time") and only where such information provides evidence of conditions existing at the Effective Time;
2.1.7.so that no item is excluded solely on the grounds of immateriality;
2.1.8.so that no assets that were classified in the Accounts as fixed assets will be reclassified as current assets;
2.1.9.Prepayments shall be recognised, within the Completion Accounts, in respect of advance payments made before or at the Effective Time in respect of goods and services only to the extent that the benefit of such goods and services are received or receivable by the Group after the Effective Time;
2.1.10.so that where an accrual, creditor or provision was made in the Accounts in relation to any matter or series of related matters, no decrease in that accrual, creditor or provision shall be made in the Completion Accounts unless and to the extent that since the preparation of the Accounts new facts or circumstances have arisen which, justifies such decrease. The passage of time shall not of itself be deemed a change in facts or circumstances;
2.1.11.so as to exclude any amounts in relation to deferred tax assets;
2.1.12.to include a full accrual in respect of unpaid salaries, wages, bonuses and retirement bonuses including with respect to (i) any unused holiday pay to which employees are contractually entitled to have taken, (ii) any forgivable loans, Cash Advance Distributions or sign-on bonuses which the Group has offered or agreed to pay, and (iii) bonuses which will reflect a pro-rata apportionment of the cost based on the full year expected results as at the Effective Time, in each instance including tax and social security costs, up to the Effective Time;
2.1.13.so as to exclude any amounts in relation to (i) the Indemnified Matter, and (ii) other than as described in item (l) of the definition of 'Debt', the matters contemplated by the Deed of Indemnity;
2.1.14.so as to exclude any assets in respect of forgivable loans, Cash Advance Distributions, sign-on bonuses, sign-on loans or other employee or director loans which the Group has paid or advanced prior to the Effective Time;
2.1.15.to include full provision within Working Capital for all capital creditors, accruals, costs to complete and other capital commitments outstanding as at the Effective Time;
11/66881024_3456

2.1.16.to include a liability within Debt: in respect of any amounts paid or payable by a Group Company after the Effective Time in respect of (i) outstanding partnership share units in any member of the Seller's Group held by employees of the Group Companies, (ii) outstanding restricted stock units relating to shares in any member of the Seller's Group held by employees of the Group Companies, (iii) the Pre-Completion Cash Awards, in each instance including any applicable Tax or social security costs payable by a Group Company, in each case as referred to in Clause 11.5;
2.1.17.so as to exclude any assets in relation to the Outstanding Receivables, unless received in cash prior to the time that the Draft Documents are delivered by the Buyer to the Seller in accordance with paragraph 3.2 of Part A of Schedule 3;
2.1.18.to include a liability within Debt:
(a)of US$1,000,000 in respect of defined benefit pension liabilities of the Subsidiary of Ed Broking with the company number Hamburg HRB 29161;
(b)of USD$950,000 (less 50% of the amount by which such liability is reduced as a result of sums paid by the Seller in the period between the Accounts Date and the Effective Time) in respect of off-balance sheet exceptional costs relating to the restructuring of the Subsidiary of Ed Broking with the company number Hamburg HRB 29161;
(c)of the provisions recorded in Cooper Gay SA as of the Accounting Date that continue to be recognised as provisions as of the Effective Time; and
(d)of any liabilities assumed by any member of the Buyer’s Group with respect to any Shares which are not fully paid up as at the Effective Time, provided that no other amounts will be included in the Completion Accounts with respect to the above matters.

11/66881024_3457

11/66881024_3458

PART C

PRO-FORMA BALANCE SHEET
Besso Insurance Group Limited1
(in $USD)

Account description	Account Code	31-Dec-20	Cash	Debt	Working Capital	Excluded

Cost of Goodwill(13501010)	13501010	8,695,243				8,695,243

Goodwill		8,695,243	-	-	-	8,695,243

Asset Clearing: Construction in Process(13900020)	13900020	1,185,548				1,185,548
Cost of Computer Equipment(13211010)	13211010	2,389,339				2,389,339
Cost of Purchased Software(13223010)	13223010	455,496				455,496
Cost of Vehicles(13231010)	13231010	34,723				34,723
Cost of Furniture, Fixtures and Fittings(13233010)	13233010	2,657,861				2,657,861
Cost of Leasehold Improvements(13236010)	13236010	1,262,067				1,262,067
Accumulated Depreciation on Computer Equipment(13241010)	13241010	(2,270,379)				(2,270,379)
Accumulated Depreciation on Purchased Software(13245010)	13245010	(369,138)				(369,138)
Accumulated Depreciation on Vehicles(13246010)	13246010	(34,723)				(34,723)
Accumulated Depreciation on Furniture, Fixtures and Fittings(13248010)	13248010	(2,273,020)				(2,273,020)
Accumulated Depreciation on Leasehold Improvements(13251010)	13251010	(849,961)				(849,961)

Property & equipment		2,187,814	-	-	-	2,187,814

Initial Equity Investment in Subsidiaries(13311010)	13311010	-				-
Equity Pick Up in Subsidiaries: Current Year(13311020)	13311020	-				-
Initial Equity Investment in Subsidiaries (Equity Method Subs)(13315010)	13315010	2,771,568				2,771,568
Other Investment(13331110)	13331110	2,783				2,783
1    Intercompany balances existing as of December 2020 that will be eliminated prior to completion of the Transaction and are not expected to be included in Debt at Closing.
11/66881024_3459

A-InvestAccElim	stAccEli	(15,889)				(15,889)

Investments		2,758,462	-	-	-	2,758,462

Bank Account - USD IBA (BAPL) 87107(11155101)	11155101	(0)			(0)
Current Bank Accounts - IBA 87155(11155102)	11155102	84,410,076			84,410,076
Current Bank Accounts - IBA 87155(11155103)	11155103	0			0
Deposit Bank Accounts - IBA 87155(11155106)	11155106	15,771,443			15,771,443
IBA Bad debt provision (GL Only)(11769005)	11769005	(592,887)			(592,887)
IBA Bad Debt Provision(11769100)	11769100	(362,835)			(362,835)
IBA Debtors(11761010)	11761010	92,679,379			92,679,379
IBA Other Debtors(11761020)	11761020	(4,079,867)			(4,079,867)
IBA Debtors - Global(11761030)	11761030	372,461,931			372,461,931
IBA Debtors - Dynamics(11761035)	11761035	(372,461,931)			(372,461,931)
IBA Creditors(24610100)	24610100	(177,622,892)			(177,622,892)
IBA Bank Query Account(24610110)	24610110	(0)			(0)
Deferred Insurance Brokerage Claims Provision(24610200)	24610200	(2,569,885)			(2,569,885)
Deferred Insurance Brokerage(24610210)	24610210	(282,728)			(282,728)

Net Client Balances		7,349,803	-	-	7,349,803	-

FX Trades Pending Settlement(11615070)	11615070	187,722		187,722
FXL Trades Pending Settlement(11615110)	11615110	204,148		204,148
Dividends Receivable(11661020)	11661020	69,974		69,974
Employee Commuting Costs Receivables(11811020)	11811020	12,647			12,647
Other Employee Advances Receivables, Net(11811040)	11811040	247,631			247,631
Prepaid Insurance(12100060)	12100060	-			-
Other Prepaid Expenses(12100150)	12100150	2,578,019			2,578,019
Other Debtors(12400060)	12400060	2,874,984			2,874,984
Output Value-Added Tax(12500040)	12500040	(114,489)			(114,489)
Recoverable Value-Added Tax(12500050)	12500050	282,593			282,593

Other current assets		6,343,230	-	461,844	5,881,386	-

11/66881024_3460

Accrued Brokerage(11768010)	11768010	6,330,660			6,330,660

Trade Receivable		6,330,660	-	-	6,330,660	-

Employee Forgivable Loans Receivables(11821040)	11821040	341,943				341,943
Accumulated Amortization on Employee Forgivable Loans(11821050)	11821050	(166,369)				(166,369)
PPD/Cash AD Loans Issued(11821110)	11821110	71,280				71,280
PPD/Cash AD Clearing Account(11821130)	11821130	-				-
Partnership Units - Loans Receivable(11821150)	11821150	-				-
Cash AD/PPD Reserve(11821160)	11821160	1,899,937				1,899,937

Sign on loans		2,146,790	-	-	-	2,146,790

Payroll Control Account(19002180)	19002180	70			70
Accrued Pensions / Superannuation(21911060)	21911060	(233,106)			(233,106)
Other Reserves/Provisions(21171050)	21171050	276,025			276,025
Accrued Class 1A Social Security - Forgivable Loans(21111690)	21111690	(60,666)			(60,666)
Stock Sales Control Account(20150035)	20150035	(121,704)			(121,704)
Sundry Creditors(20813270)	20813270	(2,758,035)			(2,758,035)
Salary Deduction for Childcare Vouchers(20831040)	20831040				-
Preferred Unit Withholding Taxes Payable(20870035)	20870035	(1,007,282)			(1,007,282)
Payroll Taxes Payable(21111010)	21111010	72,590			72,590
Payroll Taxes Payable for Cash ADs(21111013)	21111013	(347,692)		(347,692)
Taxes Payable On Forgivable Loans(21111020)	21111020	(112,716)		(112,716)
Accrued Payroll Taxes--Prepaid Partnership Distribution (PPD Loans)(21111030)	21111030	(7,703)		(7,703)
Accrued Employee Income Tax Payable(21111610)	21111610	(2,069,345)			(2,069,345)
Accrued Employer's Social Security - Forgivable Loan Amortization(21111665)	21111665	(38,514)		(38,514)
Employee Witholding Tax(21111700)	21111700	792			792
IBNR Reserve(20813232)	20813232	(43,723)			(43,723)
Dividends Payable to Stockholders(21171150)	21171150	-		-
Derivatives Trades Pending Settlement - Payable (B/D)(24514010)	24514010	(0)		(0)
Dividends Payable(24514040)	24514040	0		0
Deferred Cash Consideration(21171360)	21171360	(318,766)		(318,766)

11/66881024_3461

Other current liabilities		(6,769,777)	-	(825,391)	(5,944,386)	-

Insurance Brokers PL Control a/c(20150096)	20150096	(731,688)			(731,688)
Accrued Telephone Usage(20813630)	20813630	-			-

Accrued expenses		(731,688)	-	-	(731,688)	-

Accrued Administration Bonus - Prior Year(21911290)	21911290	(2,639,888)			(2,639,888)
Accrued Front Office Discretionary Bonus 2018(21911267)	21911267	(5,114,773)			(5,114,773)
Accrued Prior Years Discretionary Bonus (Accrued Comp)(21911250)	21911250	-			-
Accrued Guaranteed Bonus(21911230)	21911230	(2,919,543)			(2,919,543)
End of Service Gratuity - Dubai(21911600)	21911600	(43,954)			(43,954)
Accrued 13th salary(21911380)	21911380	(57)			(57)

Bonuses accrued		(10,718,215)	-	-	(10,718,215)	-

Bank Account - Non IBA Hong Kong $ (BAPL) 87155(11151101)	11151101	-	-
Bank Account - Non IBA Hong Kong $ (BAPL) 87107(11151102)	11151102	0	0
Lloyd's Bank Sterling Office Account - Non IBA 87165(11151103)	11151103	704,612	704,612
Lloyd's Bank Sterling Office Account - Non IBA 87155(11151106)	11151106	9,852,283	9,852,283
Lloyds TSB AUD Account 87155(11151107)	11151107	301	301
Exchange Contra Account 87155(11151108)	11151108	-	-
Lloyds TSB CAD Account 87155(11151109)	11151109	78,993	78,993
Lloyds Bank CHF Account 87155(11151110)	11151110	203	203
Besso Ltd Office Euro A/C 87155(11151111)	11151111	547,324	547,324
Lloyds Bank Sterling Call Account - Non IBA 87155(11151112)	11151112	642	642
Besso Ltd Office US Dollar A/C 87155(11151113)	11151113	1,767,479	1,767,479
Lloyd's Bank Sterling Office Account - Non IBA 87115(11151114)	11151114	(0)	(0)
Clydesdale Bank - GBP - Non-IBA 87115(11151115)	11151115	4,917	4,917
Besso Ltd Office US Dollar A/C 87115(11151116)	11151116	-	-
Lloyd's Bank Sterling Office Account - Non IBA 87106(11151118)	11151118	153	153
Lloyds Bank Account (Opened Dec 08) - Non IBA 87106(11151119)	11151119	974,696	974,696
Lloyds TSB CAD Account 87106(11151120)	11151120	0	0
Lloyd's Bank Sterling Office Account - Non IBA 87102(11151121)	11151121	188,854	188,854
11/66881024_3462

Bank a/c Sigorta - demand deposit account TL 87110(11151122)	11151122	16,513	16,513
Bank a/c Sigorta - Garanti Time deposit account TL 87110(11151123)	11151123	40,668	40,668
Besso Ltd Office US Dollar A/C 87104(11151124)	11151124	-	-
Besso Ltd Office Euro A/C 87104(11151125)	11151125	-	-
Bank Account - USD Non IBA Lloyds TSB 87104(11151126)	11151126	41,045	41,045
Bank Account Besso Sigorta - Non IBA 87104(11151127)	11151127	(0)	(0)
Bank a/c Sigorta - demand deposit account TL 87104(11151128)	11151128	-	-
Bank a/c Sigorta - Garanti demand deposit account TL 87104(11151129)	11151129	1,245	1,245
Bank a/c Sigorta - Garanti Time deposit account TL 87104(11151130)	11151130	(0)	(0)
Lloyds AED bank account - BessoRe(ME)Ltd 87112(11151131)	11151131	117,283	117,283
Besso Ltd Office US Dollar A/C 87112(11151132)	11151132	0	0
Besso Ltd Office Euro A/C 87125(11151133)	11151133	(0)	(0)
Lloyd's Bank Sterling Office Account - Non IBA 87105(11151134)	11151134	-	-
Lloyd's Bank Sterling Office Account - Non IBA 87135(11151135)	11151135	0	0
Sigorta EUR 9199820 OR Sigorta EUR 9199820 87104(11151136)	11151136	78	78
Petty Cash - US $ 87155(11151151)	11151151	9,929	9,929
Petty Cash - Sterling 87155(11151152)	11151152	3,247	3,247
Petty Cash - Sterling 87110(11151153)	11151153	-	-
Petty Cash - Disaster Recovery Battle Box 87155(11151156)	11151156	683	683
Bank Management Contra Account 87155(11151161)	11151161	-	-
Santander Premio 0130553220 (Brasil) 87110(11155105)	11155105	-	-

Cash & cash equivalents		14,351,148	14,351,148	-	-	-

Ed Broking Restricted Cash(11151520)	11151520	203,109	203,109

Restricted cash		203,109	203,109	-	-	-

Corporation Tax(20870050)	20870050	(64,093)		(64,093)

Corporations tax		(64,093)	-	(64,093)	-	-

Deferred Tax Asset(12711010)	12711010	705,802				705,802
Deferred Tax Liability(21140010)	21140010	(8,776)				(8,776)
11/66881024_3463

Deferred tax		697,026	-	-	-	697,026

Employee Loans Receivables(11821030)	11821030	138,785				138,785

Employee loans		138,785	-	-	-	138,785

ASC 842/IFRS 16 ROU Lease Asset (Non-current)(14130010)	14130010	208,747				208,747

Lease assets		208,747	-	-	-	208,747

ASC 842/IFRS 16 Lease Liability (Current)(20160010)	20160010	(170,576)				(170,576)

Lease liability		(170,576)	-	-	-	(170,576)

Intercompany Receivable Conversion(11901010)	11901010	-		-
Intercompany Receivable(11901020)	11901020	(1,072,478)		(1,072,478)
Intercompany Receivable - Equity Compensation(11901022)	11901022	(3,565)		(3,565)
Intercompany- Exchangeability(11901023)	11901023	(870,020)		(870,020)
Intercompany Loans Receivable(11901040)	11901040	1,120,899		1,120,899
Intercompany loan interest(11901041)	11901041	28,253		28,253
Intercompany FX SWAP settlement(11901060)	11901060	0		0
A-IntercoRecPayElim	ecPayEli	0		0
Intercompany Irrecoverable VAT receivable/payable(11901100)	11901100	1,039,197		1,039,197
A-IntercoDividendEquityElim	quityEli	-		-

Intercompany		242,286	-	242,286	-	-

Net assets		33,198,756	14,554,258	(185,354)	2,167,561	16,662,291
						-
Cash as above			14,554,258
Cash for the purposes of Schedule 3			14,554,258

Debt as above				(185,354)
11/66881024_3464

SPA adjustments (in accordance with Schedule 3)	X
Debt for the purposes of Schedule 3	(185,354)

Working Capital as above		2,167,561
SPA adjustments (in accordance with Schedule 3)		X
Working Capital for the purposes of Schedule 3		2,167,561

11/66881024_3465

Ed Broking Group Limited2
(in $USD)

Cognos	Account Name	Oracle Code	31-Dec-20	Cash	Debt	Working Capital	Excluded

10000	Goodwill Cost	13501010	60,004,967				60,004,967
10100	Goodwill Amortisation	13501020	(29,812,790)				(29,812,790)

Goodwill			30,192,177	-	-	-	30,192,177

11200	Contractual customer relationships Cost	13481010	27,525,500				27,525,500
11300	Contractual customer relationships Amortisation	13481020	(25,124,141)				(25,124,141)
17500	Capitalised Costs	12400060	2,201,000				2,201,000
17510	Amortisation of Capitalised Costs	12400060	(474,000)				(474,000)

Intangible assets			4,128,359	-	-	-	4,128,359

11000	Software Development Cost	13221020	9,931,705				9,931,705
11100	Software Development Amortisation	13243020	(6,773,904)				(6,773,904)
12000	Freehold Land & Buildings Cost	13235010	947,093				947,093
12005	Land	13235015	0				0
12010	Improvements to leased Properties	13236010	4,266,937				4,266,937
12020	Fine Art Cost	13238010	70,410				70,410
12030	Motor Vehicles Cost	13231010	86,977				86,977
12040	Computer Equipment Cost	13211010	1,767,493				1,767,493
12050	Computer Software Cost	13223010	4,372,215				4,372,215
12060	Fixtures & Fittings Cost	13233010	1,198,966				1,198,966
12070	Office Equipment Cost	13234010	346,006				346,006
12500	Freehold Land & Buildings Depreciation	13250010	(264,205)				(264,205)
12510	Improvements to leased Properties Depreciation	13251010	(3,861,535)				(3,861,535)
12530	Motor Vehicles Depreciation	13246010	(46,800)				(46,800)
2     Intercompany balances existing as of December 2020 that will be eliminated prior to completion of the Transaction and are not expected to be included in Debt at Closing.
11/66881024_3466

12540	Computer Equipment Depreciation	13241010	(894,155)				(894,155)
12550	Computer Software Depreciation	13245010	(2,489,664)				(2,489,664)
12560	Fixtures & Fittings Depreciation	13248010	(885,468)				(885,468)
12570	Office Equipment Depreciation	13249010	(324,324)				(324,324)

Property & equipment			7,447,746	-	-	-	7,447,746

13100	Provisions against Investment in Subsidiaries	13331020	0				0
13400	Trade Investments	13331110	159,845				159,845

Investments			159,845	-	-	-	159,845

15000	IBA Cash Balances - Bank	11155101	141,276,156			141,276,156
17000	Insurance Debtors	11761010	221,092,993			221,092,993
17100	IBA Specific Bad Debts	11769100	(1,845,288)			(1,845,288)
17200	IBA General Bad Debts	11769100	(12,811)			(12,811)
20000	IBA Creditors	24610100	(324,689,071)			(324,689,071)
20002	TP Account	24610100	(0)			(0)
24000	Provisions for Def Consideration (BS) Current	25511040	279,825				279,825
24300	Provisions for Claims (BS) Current	24610200	(3,348,424)			(3,348,424)

Net client balances			32,753,380	-	-	32,473,555	279,825

14500	Other external loans	12400060	405,552				405,552
19100	Sales Tax Control Account	12500030	1,102,436			1,102,436
19200	Other Prepayments	12100150	1,162,409			1,162,409
19210	Insurance Prepayments	12100060	2,481,878			2,481,878
19220	Rent and Rates Prepayments	12100070	1,708,069			1,708,069
19230	Bonus Prepayments	12110130	(0)			(0)
19232	Bonus Prepayments	12110130	301,417			301,417
19300	Sundry Debtors	12400060	3,240,934			3,240,934
19350	Contract Assets	12400060	9,412,437				9,412,437
19400	Rent & Other Deposits	12400010	453,657			453,657
19550	Intercompany with Sold Entities	12400060	1,105,342				1,105,342
11/66881024_3467

19555	Provisions with Sold Entities	12400060	(1,105,342)				(1,105,342)
19600	Derivative Asset Current	11615130	27,350		27,350
19602	Derivative Liability Current	11615130	(127,683)		(127,683)
19604	FX Trades Pending Settement - Spot	11615110	(109,480)		(109,480)
19605	FX Trades Pending Settlement	11615070	90,004		90,004
19810	Employee Advances Control	11811040	5,164			5,164
19820	Employee Commuting Control	11811020	9,475			9,475

Other current assets			20,163,619	-	(119,810)	10,465,440	9,817,989

19000	Sales Ledger Control Account	11762001	2,427,044			2,427,044

Trade receivable			2,427,044	-	-	2,427,044	-

19805	Staff Loans	11821030	510,562			510,562
19807	Cash Advanced Distributions	11821160	8,106,037				8,106,037
19808	Cash Advanced Distributions Amortisation	11821160	(1,065,785)				(1,065,785)
19815	Forgivable Loan Account	11821040	1,573,412				1,573,412
19816	Forgivable Loan Amortisation Account	11821050	(188,405)				(188,405)
20270	CAD Loan Interest	11821110	221,222				221,222

Sign on loans			9,157,044	-	-	510,562	8,646,482

14501	Other for other external loans	21171050	(405,552)				(405,552)
19860	Childcare Recovery	20831040	1,178			1,178
20200	Salaries Control Account	19002180	(251,682)			(251,682)
20205	Pension recoverable / payable control account	21911060	(490,778)			(490,778)
20210	Payroll Direct Tax	21111610	(2,726,617)			(2,726,617)
20240	CAD Tax Reserve	21111013	(611,148)		(611,148)
20250	Forgivable Loan Tax Reserve	21111020	(156,110)		(156,110)
20260	Forgivable Loan Interest	21111665	(26,000)		(26,000)
20280	CAD NI ER	21111030	(147,077)		(147,077)
20300	Other Accrual	20831185	(2,447,378)			(2,447,378)
20305	Exceptionals Accrual	20831185	170,251			170,251
11/66881024_3468

20340	Holiday Accruals	21911030	(777,187)			(777,187)
20500	Deferred Income	20813270	(1,294,846)			(1,294,846)
20550	Contract Liabilities	20813270	(10,094,000)				(10,094,000)
20700	Dividends Payable				-
20800	Sundry Creditors	20813270	(1,481,269)			(1,481,269)
20840	Project Boston Funds For RSU	20813270	(31,330)		(31,330)
20890	Contract Liabilities Non Current	20813270	(720,000)				(720,000)
24200	Provisions for E&O (BS) Current	21171020	(111,675)			(111,675)
24500	Provision 1 (BS)	21171050	(108,867)		(108,867)
24600	Provision 2 (BS)	21171050	(107,875)		(107,875)
24900	Other Provisions	21171050	(344,646)		(344,646)

Other current liabilities			(22,162,607)	-	(1,533,053)	(9,410,002)	(11,219,552)

20100	Purchase Ledger Control Account	20150010	(1,205,772)			(1,205,772)

Accrued expenses			(1,205,772)	-	-	(1,205,772)	-

20310	Bonus Accrual - Discretionary	20812020	(11,691,472)			(11,691,472)
20315	Bonus Accrual - Contractual	21911230	(5,773,809)			(5,773,809)

Bonuses accrued			(17,465,281)	-	-	(17,465,281)	-

15500	NIBA Cash Balances - Bank	11151101	22,558,859	22,558,859
15900	Cash in Hand	11138010	4,121	4,121

Cash & cash equivalents			22,562,981	22,562,981	-	-	-

15850	Restricted Cash	11151520	3,602,259	3,602,259

Restricted cash			3,602,259	3,602,259	-	-	-

22000	Corporate Tax Liability	20870050	(812,972)		(812,972)

11/66881024_3469

Corporations tax			(812,972)	-	(812,972)	-	-

23004	Deferred Tax Liabilities - Pensions	21140010	(35,787)				(35,787)
23005	Deferred Tax Liabilities - Other	21140010	245,849				245,849
23009	Deferred Tax Liabilities - Intangibles not Goodwil	21140010	(145,472)				(145,472)

Deferred tax			64,590	-	-	-	64,590

18000	Intercompany IBA Assets	11901026	84		84
18000	Intercompany IBA Assets	11901026	(457,557)		(457,557)
18000	Intercompany IBA Assets	11901026	457,557		457,557
18000	Intercompany IBA Assets	11901026	189,552		189,552
18000	Intercompany IBA Assets	11901026	1,592,172		1,592,172
18000	Intercompany IBA Assets	11901026	(15,134)		(15,134)
18000	Intercompany IBA Assets	11901026	2,802,332		2,802,332
18000	Intercompany IBA Assets	11901026	165		165
18000	Intercompany IBA Assets	11901026	933,098		933,098
18000	Intercompany IBA Assets	11901026			-
18000	Intercompany IBA Assets	11901026			-
18001	Intercompany IBA Liabilities	11901026	(2,991,851)		(2,991,851)
18001	Intercompany IBA Liabilities	11901026	(357,430)		(357,430)
18001	Intercompany IBA Liabilities	11901026	(467,187)		(467,187)
18001	Intercompany IBA Liabilities	11901026	(1,592,172)		(1,592,172)
18001	Intercompany IBA Liabilities	11901026	(93,630)		(93,630)
18200	Intercompany NIBA Assets	11901020	1,633,089		1,633,089
18200	Intercompany NIBA Assets	11901020	433,008		433,008
18200	Intercompany NIBA Assets	11901020	698,567		698,567
18200	Intercompany NIBA Assets	11901020	167,456		167,456
18200	Intercompany NIBA Assets	11901020	4,678,540		4,678,540
18200	Intercompany NIBA Assets	11901020	3,691		3,691
18200	Intercompany NIBA Assets	11901020			-
18200	Intercompany NIBA Assets	11901020	7,951		7,951
18200	Intercompany NIBA Assets	11901020	329,900		329,900
18200	Intercompany NIBA Assets	11901020			-
11/66881024_3470

18200	Intercompany NIBA Assets	11901020		-
18200	Intercompany NIBA Assets	11901020	124,901	124,901
18200	Intercompany NIBA Assets	11901020	218,336	218,336
18200	Intercompany NIBA Assets	11901020	309,735	309,735
18200	Intercompany NIBA Assets	11901020		-
18200	Intercompany NIBA Assets	11901020	21,907,038	21,907,038
18200	Intercompany NIBA Assets	11901020	2,152,917	2,152,917
18200	Intercompany NIBA Assets	11901020	355,474	355,474
18200	Intercompany NIBA Assets	11901020	13,312,379	13,312,379
18200	Intercompany NIBA Assets	11901020	2,213,340	2,213,340
18200	Intercompany NIBA Assets	11901020	275,290	275,290
18200	Intercompany NIBA Assets	11901020	1,567,476	1,567,476
18200	Intercompany NIBA Assets	11901020	8,641,958	8,641,958
18200	Intercompany NIBA Assets	11901020	133,603	133,603
18200	Intercompany NIBA Assets	11901020	2,332,690	2,332,690
18200	Intercompany NIBA Assets	11901020	631,852	631,852
18200	Intercompany NIBA Assets	11901020	1,223,605	1,223,605
18200	Intercompany NIBA Assets	11901020	0	0
18201	Intercompany NIBA Liabilities	11901020	(134,002)	(134,002)
18201	Intercompany NIBA Liabilities	11901020	(66,364)	(66,364)
18201	Intercompany NIBA Liabilities	11901020	(7,263)	(7,263)
18201	Intercompany NIBA Liabilities	11901020	(1,713)	(1,713)
18201	Intercompany NIBA Liabilities	11901020	(1,179,940)	(1,179,940)
18201	Intercompany NIBA Liabilities	11901020	(2,171,318)	(2,171,318)
18201	Intercompany NIBA Liabilities	11901020	(329,900)	(329,900)
18201	Intercompany NIBA Liabilities	11901020		-
18201	Intercompany NIBA Liabilities	11901020	(309,735)	(309,735)
18201	Intercompany NIBA Liabilities	11901020	(15,724,481)	(15,724,481)
18201	Intercompany NIBA Liabilities	11901020	(18,821,096)	(18,821,096)
18201	Intercompany NIBA Liabilities	11901020	(9)	(9)
18201	Intercompany NIBA Liabilities	11901020	(379,421)	(379,421)
18201	Intercompany NIBA Liabilities	11901020	(9,503,648)	(9,503,648)
18201	Intercompany NIBA Liabilities	11901020	(44)	(44)
18201	Intercompany NIBA Liabilities	11901020	(1,091,195)	(1,091,195)
11/66881024_3471

18201	Intercompany NIBA Liabilities	11901020	(980,889)	(980,889)
18201	Intercompany NIBA Liabilities	11901020	(1,030,611)	(1,030,611)
18201	Intercompany NIBA Liabilities	11901020	(8,184,367)	(8,184,367)
18201	Intercompany NIBA Liabilities	11901020	(2,620,818)	(2,620,818)
18201	Intercompany NIBA Liabilities	11901020	(669,515)	(669,515)
18201	Intercompany NIBA Liabilities	11901020	(146,464)	(146,464)
18201	Intercompany NIBA Liabilities	11901020		-
18400	Intercompany Loans Assets	11901040	200,000	200,000
18400	Intercompany Loans Assets	11901040	377,823	377,823
18400	Intercompany Loans Assets	11901040	5,730,582	5,730,582
18400	Intercompany Loans Assets	11901040	2,817,468	2,817,468
18400	Intercompany Loans Assets	11901040	116,237	116,237
18400	Intercompany Loans Assets	11901040	51,225,744	51,225,744
18400	Intercompany Loans Assets	11901040	18,263,046	18,263,046
18400	Intercompany Loans Assets	11901040	12,610,354	12,610,354
18400	Intercompany Loans Assets	11901040	6,510,509	6,510,509
18400	Intercompany Loans Assets	11901040	3,970,446	3,970,446
18400	Intercompany Loans Assets	11901040	1,403,610	1,403,610
18400	Intercompany Loans Assets	11901040	7,971,948	7,971,948
18400	Intercompany Loans Assets	11901040	15,822,832	15,822,832
18400	Intercompany Loans Assets	11901040	6,944,327	6,944,327
18400	Intercompany Loans Assets	11901040	11,450,123	11,450,123
18400	Intercompany Loans Assets	11901040	1,006,175	1,006,175
18401	Intercompany Loans Liabilities	11901040	(0)	(0)
18401	Intercompany Loans Liabilities	11901040	(93,794,758)	(93,794,758)
18401	Intercompany Loans Liabilities	11901040	(350,261)	(350,261)
18401	Intercompany Loans Liabilities	11901040	(36,798,536)	(36,798,536)
18401	Intercompany Loans Liabilities	11901040	(116,248)	(116,248)
18401	Intercompany Loans Liabilities	11901040	(12,960,015)	(12,960,015)
18401	Intercompany Loans Liabilities	11901040	(716,528)	(716,528)
18401	Intercompany Loans Liabilities	11901040	(1,568,640)	(1,568,640)
18401	Intercompany Loans Liabilities	11901040	(116,237)	(116,237)
18500	Provisions for Intercompany Loans	11901027	5,856,512	5,856,512
18500	Provisions for Intercompany Loans	11901027	45,369,232	45,369,232
11/66881024_3472

18500	Provisions for Intercompany Loans	11901027	1,393,121		1,393,121
18501	Provisions for Intercompany Loans	11901027	(52,618,864)		(52,618,864)
18750	IT Recharges	11901020	3		3
18800	Intercompany Loans Interest	11901041	0		0
20820	Loan From BGC	11901040	(57,387,151)		(57,387,151)
20821	BGC Services Interco	11901020	(1,760,012)		(1,760,012)
20823	BGC USA LLP INTERCO	11901020	(4,148,474)		(4,148,474)
20824	BGC Global Holdings RSUs	11901022	(1,509,264)		(1,509,264)
20825	Tower Bridge Intl Services VAT Recoverable Interco				-
20827	BGC Interest Working Capital Loan	11901041	(2,367,853)		(2,367,853)
20828	BGC Interest Acquisition Loan	11901041	(1,355,218)		(1,355,218)
20829	BGC Interest CAD Loan	11901041	(479,184)		(479,184)
20831	Tower Bridge Services	11901020	(937,889)		(937,889)
20832	Cantor Fitagerald Europe	11901020	(984,692)		(984,692)
20833	BGC Global Holdings LP Income Allocation	11901020	(180,784)		(180,784)
20860	Besso Ltd	11901020	(2,669,325)		(2,669,325)

Intercompany			(73,779,844)	-	(73,779,844)	-	-

24400	Provisions for FRS17 Pension Liability (BS)	26300001	(11,953,459)				(11,953,459)

Pension liability			(11,953,459)	-	-	-	(11,953,459)

Net assets			5,279,109	26,165,239	(76,245,679)	17,795,546	37,564,003
							0
Cash as above				26,165,239
Deductible Trapped Cash Amount				(2,200,000)
Cash for the purposes of Schedule 3				23,965,239

Debt as above					(76,245,679)
Hamburg HRB 29161 defined benefit pension liability					(1,000,000)
Hamburg HRB 29161 restructuring exceptional costs					(950,000)
SPA adjustments (in accordance with Schedule 3)					X
11/66881024_3473

Debt for the purposes of Schedule 3	(78,195,679)

Working Capital as above		17,795,546
Exclude Palm Canada loan		(807,000)
SPA adjustments (in accordance with Schedule 3)		X
Working Capital for the purposes of Schedule 3		16,988,546
11/66881024_3474

PART D

PRO-FORMA COMPLETION STATEMENT

Item	Amount (US$)
Enterprise Value	●
plus Cash	●
less Debt	●
plus Working Capital	●
Less Target Working Capital	●
Consideration	●

11/66881024_3475

Schedule 4
Completion formalities
Part 1
Seller's obligations
1The Seller shall deliver to the Buyer:
(a)transfers of:
(i)the Ed Broking Shares and the Besso Insurance Majority Interest Shares, duly executed by the Seller; and
(ii)the Besso Insurance Minority Interest Shares, duly executed by the BIGL Seller, in each case in favour of the Buyer, together with the relevant share certificates (or an indemnity for lost share certificate);
(b)resignations of Robert Stevens, Sean Windeatt, Steve Bisgay, John J, Jones and Caroline Koster as director, secretary and/or officer of each Group Company of which they are a director, secretary or officer, in the agreed form executed as a deed;
(c)evidence reasonably satisfactory to the Buyer that all of the shares in Besso Brasil Participações Ltda. and Besso Re Brasil Corretora De Resseguros Ltda. have been transferred to a Group Company (including details of the transferee Group Company) and any put and call arrangements entered into between any Group Company and any member of the Seller's Group in relation to such shares have been terminated without liability to a Group Company;
(d)irrevocable powers of attorney and appointments of proxy in the agreed form, executed by:
(i)the Seller, empowering the Buyer to exercise the Seller's rights as a shareholder of the Companies pending the stamping and registration of the transfers referred to in paragraph 1(a) above; and
(ii)the BIGL Seller, empowering the Buyer to exercise the BIGL Seller's rights as a shareholder of Besso Insurance pending the stamping and registration of the transfers referred to in paragraph 1(a) above;
(e)a letter from the Seller confirming that it has ceased to be a registrable person (within the meaning of section 790C CA 2006) in relation to the Companies;
(f)reasonable evidence that the Seller Restructuring has taken place;
(g)confirmation in written form signed by the General Counsel of the Seller that: (i) all outstanding Cash Advance Distributions or other loans to employees of the Group Companies have been cancelled or waived; (ii) the Seller has settled or procured settlement of all obligations to pay Tax arising from such cancellation or waiver such that no liability to Tax will arise for the employees who held such Cash Advance Distributions or other loans or for any of the Group Companies.
(h)Confirmation in written form signed by the General Counsel of the Seller that the steps contemplated by Clause 11.5(a) have been completed; and
11/66881024_3476

(i)an updated Cash Awards Schedule setting out details of all outstanding Post Completion Cash Awards.
2The Seller shall procure that at Completion, no Group Company has any outstanding liabilities or any other indebtedness to any member of the Seller's Group, and no member of the Seller's Group has any outstanding liabilities or any other indebtedness to any Group Company ("Intragroup Indebtedness") and in the event that, notwithstanding any set-off of all amounts owed between the Group Companies and the Seller Group immediately prior to Completion, there remains outstanding liabilities owed by the Seller Group to the Group Companies in excess of $1,000,000 shall deliver to the Buyer executed documentation (in a form reasonably satisfactory to the Buyer) required for the repayment or settlement of any Intragroup Indebtedness existing immediately prior to Completion, and the release of any Encumbrance established in connection with such Intragroup Indebtedness.
3The Seller shall deliver or make available to the Buyer:
(a)the statutory registers of the Companies;
(b)confirmation that all representatives of the Seller or any Seller Related Person have been removed from the bank mandates of each of the Companies;
(c)in respect of each Group Company incorporated in the United Kingdom, any authentication code issued by Companies House or written confirmation that no such code has been issued; and
(d)confirmation as to whether or not each Group Company incorporated in the United Kingdom has signed up to Companies House Protected Online Filing Scheme.
4The Seller shall procure that the board of directors of each Company resolve that:
(a)the share transfers referred to at paragraph 1(a) above be approved and registered (subject to stamping);
(b)following registration of the share transfers referred to at paragraph 1(a) above, new share certificates be issued to the Buyer in respect of the Shares; and
(c)such persons as the Buyer nominates are appointed additional directors of the relevant Company.
5The Seller shall procure that the board of directors of each relevant Group Company resolve that with effect from Completion as appropriate in the case of each Group Company, the resignations referred to at paragraph 1(b) above be accepted.

11/66881024_3477

Part 2
Buyer's obligations

1The Buyer shall:
(a)pay the Estimated Consideration by means of electronic funds transfer to the Seller's Solicitors Account; and
(b)without prejudice to the Buyer's obligations under Clause 4 (Conditions) and to the extent not already provided, provide evidence reasonably satisfactory to the Seller of the satisfaction of each of the Regulatory Conditions.

11/66881024_3478

     Schedule 6 : Seller protection provisions

Schedule 5
Seller Warranties

1Ownership and Capacity
(a)The Seller is the sole legal and beneficial owner of the Ed Broking Shares and the Besso Insurance Majority Interest Shares free from any Encumbrance and is or will at Completion be entitled to transfer the legal and beneficial title to, the Ed Broking Shares and the Besso Insurance Majority Interest Shares, free from any Encumbrances.
(b)The BIGL Seller is the sole legal and beneficial owner of the Besso Insurance Minority Interest Shares free from any Encumbrance and is or will at Completion be entitled to transfer the legal and beneficial title to, the Besso Insurance Minority Interest Shares, free from any Encumbrances.
(c)There are no options subsisting over any of the Shares.
(d)The Ed Broking Shares comprise the entire allotted and issued share capital of Ed Broking.
(e)The Besso Insurance Shares comprise the entire allotted and issued share capital of Besso Insurance.
(f)Subject only to any changes which may occur prior to Completion pursuant to the Seller Restructuring:
(i)the share capital of each of the Companies is legally and beneficially owned by the Seller or the BIGL Seller as shown in Part 1 of Schedule 1;
(ii)the share capital of each of the Group Companies (other than the Companies) is legally and beneficially owned by a Group Company as shown in Part 2 of Schedule 1; and
(iii)the Minority JV Shares are legally and beneficially owned by a Group Company or a Minority Interest JV Company as shown in Part 3 of Schedule 1, in each case free from any Encumbrances.
(g)All the issued shares of each Group Company and the Minority JV Shares are fully paid up (save where expressly stated otherwise herein) and no Group Company or Minority Interest JV Company has exercised or purported to exercise or claimed any lien over any of such shares. There are no outstanding obligations of the Seller or the BIGL Seller to pay in any additional capital in respect of any Group Company.
(h)No person has the right to call for the issue of any share or loan capital of any Group Company by reason of any conversion rights or under any option or other agreement and neither the Seller, the BIGL Seller nor any Group Company has nominated or has the right to nominate any person to enjoy or exercise any rights of the Seller, the BIGL Seller or any Group Company as member of any Group Company.
11/66881024_3479

     Schedule 6 : Seller protection provisions
(i)Each of the Seller Parties is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.
(j)Each of the Seller Parties has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms.
(k)None of the Seller Parties require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents.
(l)The entry into and the exercise by each of the Seller Parties of its rights and performance of its obligations under the Transaction Documents and the transactions contemplated by them will not constitute a breach or give rise to a default under any applicable Laws or any order, decree, judgement, contract or other obligation binding on it (including any provision of its constitutional documents) which has a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.
(m)None of the Seller Parties is party to any litigation, arbitration or administrative proceedings, nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.
(n)No corporate action or other steps have been taken by any of the Seller Parties, or legal proceedings started or threatened against any of them for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.

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     Schedule 6 : Seller protection provisions
Schedule 6
Seller protection provisions

1Financial limitations
(a)The maximum aggregate liability of the Seller in respect of any Warranty Claim and any Claim shall not exceed the Consideration.
(b)The maximum aggregate liability of the Seller in respect of the Indemnified Matter set out at Clause 8.1 shall not exceed the net amount actually received by the Seller (after any Tax payable in relation to the same) from time to time pursuant to the Original Indemnity (less any reasonable costs and expenses incurred by the Seller or any of its Affiliates in making a recovery under the Original Indemnity and which have not been paid (either before or after being incurred) by the Buyer).
2Time limitations and notice of claims
(a)No Warranty Claim shall be brought against the Seller unless written notice of it is given to the Seller by the Buyer (including, to the extent known, details of the nature of the Warranty Claim, the circumstances giving rise to it and the Buyer's bona fide estimate of any alleged loss) within two (2) years following the date of Completion.
(b)The Buyer shall provide the Seller notice of a Warranty Claim (including, to the extent known, details of the nature of the Warranty Claim, the circumstances giving rise to it and the Buyer's bona fide estimate of any alleged loss) as soon as practicable after the Buyer becomes aware of the circumstances giving rise to the Warranty Claim.
(c)The Seller shall have no liability for any Warranty Claim (that has not been previously satisfied or settled) unless the Buyer issues and serves legal proceedings on the Seller in respect of the Warranty Claim:
(i)within six months of the Warranty Claim ceasing to be contingent, if the Warranty Claim is based upon what, at the time of service of notice of the Warranty Claim on the Seller, was a contingent liability; or
(ii)within twelve months of the date on which the Buyer notified the Seller of the Warranty Claim, with regard to any other Warranty Claim.
3Other limitations
(a)The Buyer shall not be entitled to recover from the Seller in respect of any Claim or Warranty Claim more than once for the same loss suffered.
(b)The Seller shall not be liable for any Warranty Claim or Indemnity Claim to the extent that the subject of the Warranty Claim or Indemnity Claim has been or is made good or is otherwise compensated for without cost or loss to the Buyer's Group or the Group Companies.
(c)The Seller shall not be liable to the Buyer in respect of any Claim or Warranty Claim to the extent that the Claim or Warranty Claim in question or the breach on which the Claim or Warranty Claim is based:
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     Schedule 6 : Seller protection provisions
(i)arises as a result of any act or omission which is pursuant to this Agreement or occurs as a consequence of the execution and/or performance of this Agreement;
(ii)arises or is increased wholly or partly as a result of any change in legislation, regulation, directive, enactment (including any legislation, regulation, directive, enactment not in force at the date of this Agreement) or any withdrawal of any practice or statutory concession of any government, governmental department or agency or any regulatory body occurring after the date of this Agreement, whether or not such change takes effect retrospectively or not after the date of this Agreement;
(iii)arises or is increased as a consequence of a change in the interpretation of the Law in any jurisdiction after the date of this Agreement, or wholly or partly from an act or omission compelled by Law;
(iv)would not have arisen but for any act, omission, transaction or arrangement carried out:
(A)at the written request of, or with the written consent of, the Buyer before Completion or under the terms of this Agreement and the Transaction Documents; or
(B)voluntarily by or with any member of the Buyer's Group and any Group Company (or their respective directors, officers, employees, agents or advisers) after Completion otherwise than in the ordinary and proper course of conducting the business of the Group as carried on immediately before Completion.
(d)The Seller shall not be liable to the Buyer in respect of any Warranty Claim to the extent that the Warranty Claim in question or the breach on which the Warranty Claim is based is capable of remedy and the Seller remedies such circumstances to the reasonable satisfaction of the Buyer within 25 Business Days of receipt of notice from the Buyer notifying the Seller of such circumstances.
(e)The Buyer shall not be entitled to claim for any indirect, special or consequential loss or damages in connection with a Warranty Claim.
(f)Nothing in this Agreement shall limit or exclude the Buyer's common law duty to mitigate its loss.
(g)Nothing in this Agreement limits the liability of the Seller in respect of its own fraud.
(h)The Seller shall not be liable in respect of a Warranty Claim to the extent that the amount of such Warranty Claim is actually recovered by the Buyer or any member of the Buyer's Group:
(i)from any third party (whether by payment, discount, credit, relief or otherwise); or
(ii)under any policy of insurance (including the W&I Policy or any other similar warranty and indemnity insurance).
11/66881024_3482

     Schedule 7 : Buyer and Buyer Guarantor warranties
Schedule 7
Buyer and Buyer Guarantor warranties

1Capacity and consents
(a)It is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.
(b)It has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms.
(c)It does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents.
(d)The entry into and the exercise by it of its rights and performance of its obligations under the Transaction Documents and the transactions contemplated by them will not constitute a breach or give rise to a default under any applicable Laws or any order, decree, judgement, or other obligation binding on it (including any provision of its constitutional documents) which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.
(e)It is not a party to any litigation, arbitration or administrative proceedings, nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and which has a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.
(f)No corporate action or other steps have been taken by it, or legal proceedings started or threatened against it for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets.
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EXECUTION PAGE

Signed by …Robert Stevens…………………… for and on behalf of Tower Bridge (One) Limited	) ) )	Name of signatory /s/ Robert Stevens
Duly authorised person

Signed by …Sean Windeatt……………………. for and on behalf of BGC Partners, Inc.	) ) )	Name of signatory /s/ Sean Windeatt
Duly authorised person
Signed by …Ant Erotocritou……………………. for and on behalf of Ardonagh Specialty Holdings 2 Limited	) ) )	Name of signatory /s/ Ant Erotocritou
Duly authorised person

Signed by …Diane Cougill………………………. for and on behalf of The Ardonagh Group Limited	) ) )	Name of signatory /s/ Diane Cougill
Duly authorised person

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